Exhibit 99.1

ASPEN INSURANCE HOLDINGS LIMITED

Notice of 2012 Annual General Meeting of Shareholders
and
Proxy Statement

ASPEN INSURANCE HOLDINGS LIMITED
141 Front Street
Hamilton HM19
Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 25, 2012

To our Shareholders:

The annual general meeting of shareholders (the “Shareholders”) of Aspen Insurance Holdings Limited (the “Company” or “Aspen Holdings”) will be held at the offices of the Company, 141 Front Street, Hamilton HM19, Bermuda on April 25, 2012 at 12.00 p.m. Bermuda time (the “Annual General Meeting”) for the following purposes:

1.	To re-elect Messrs. Julian Cusack and Glyn Jones as Class II directors of the Company and to elect Mr. Ronald Pressman as a Class III director of the Company;

2.	To re-appoint KPMG Audit plc, London, England, to act as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and to authorize the Board of Directors through the Audit Committee to set the remuneration for the independent registered public accounting firm; and

3.	To consider such other business as may properly come before the Annual General Meeting or any adjournments thereof.

The Company will also lay before the meeting the financial statements of the Company for the year ended December 31, 2011 pursuant to the provisions of the Bermuda Companies Act 1981, as amended, and the Company’s Bye-Laws.

The close of business on March 2, 2012 has been fixed as the record date for determining the Shareholders entitled to notice of and to vote at the Annual General Meeting or any adjournments thereof. For a period of at least 10 days prior to the Annual General Meeting, a list of Shareholders entitled to vote at the Annual General Meeting will be open for examination by any Shareholder during ordinary business hours at the offices of the Company at 141 Front Street, Hamilton HM19, Bermuda.

Shareholders are urged to complete, date, sign and return the enclosed proxy card to Aspen Insurance Holdings Limited, c/o Shareowner Services, P.O. Box 3550, South Hackensack, NJ 07606-9250, in the accompanying envelope, which does not require postage if mailed in the United States. Shareholders who appear on the Company’s register may also vote their ordinary shares by telephone or over the Internet. Signing and returning a proxy card will not prohibit you from attending the Annual General Meeting. Please note that the person designated as your proxy need not be a shareholder. Persons who hold their ordinary shares in a brokerage account or through a nominee will also likely have the added flexibility of directing the voting of their ordinary shares by telephone or over the Internet.

By Order of the Board of Directors,

Patricia Roufca
Secretary

Hamilton, Bermuda
March 16, 2012

ASPEN INSURANCE HOLDINGS LIMITED
141 Front Street
Hamilton HM19
Bermuda

PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
April 25, 2012

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be
Held on April 25, 2012

The proxy statement and annual report to security holders are available at www.aspen.co

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Aspen Insurance Holdings Limited (the “Company”) to be voted at our annual general meeting of shareholders (the “Shareholders”) to be held at the offices of the Company, 141 Front Street, Hamilton HM19 Bermuda on April 25, 2012 at 12:00 p.m. Bermuda time, or at such other meeting upon any postponement or adjournment thereof (the “Annual General Meeting”). Directions to the meeting may be obtained by contacting the Company at 441-295-8201. This Proxy Statement, the Notice of Annual General Meeting of Shareholders and the accompanying form of proxy are being first mailed to Shareholders on or about March 16, 2011. These proxy materials, along with a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, are also available for viewing at www.aspen.co.

As of March 2, 2012, the record date for the determination of persons entitled to receive notice of, and to vote at, the Annual General Meeting, there were 70,899,554 ordinary shares of the Company, par value U.S. 0.15144558¢ per share (the “Ordinary Shares”), issued and outstanding. The Ordinary Shares are our only class of equity securities outstanding currently entitled to vote at the Annual General Meeting.

Holders of Ordinary Shares are entitled to one vote for each share held on each matter to be voted upon by the Shareholders at the Annual General Meeting. Pursuant to our Bye-Laws 63 to 67, the voting power of all Ordinary Shares is adjusted to the extent necessary so that there is no 9.5% U.S. Shareholder. For the purposes of our Bye-Laws, a 9.5% U.S. Shareholder is defined as a United States Person (as defined in the Internal Revenue Code of 1986, as amended, of the United States (the “Code”)) whose “controlled shares” (as defined below) constitute nine and one-half percent or more of the voting power of all Ordinary Shares and who would be generally required to recognize income with respect to the Company under Section 951(a)(1) of the Code, if the Company were a controlled foreign corporation as defined in Section 957 of the Code and if the ownership threshold under Section 951(b) of the Code were 9.5%.

Because the applicability of the voting power reduction provisions to any particular Shareholder depends on facts and circumstances that may be known only to the Shareholder or related persons, the Company requests that any holder of Ordinary Shares with reason to believe that it is a 9.5% U.S. Shareholder (as described above) contact the Company promptly so that the Company may determine whether the voting power of such holder’s Ordinary Shares should be reduced. By submitting a proxy, unless the Company has otherwise been notified or made a determination with respect to a holder of Ordinary Shares, a holder of Ordinary Shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.5% U.S. Shareholder.

In order to determine the number of controlled shares owned by each Shareholder, we are authorized to require any Shareholder to provide such information as the Board may deem necessary for the purpose of determining whether any Shareholder’s voting rights are to be adjusted pursuant to the Company’s Bye-Laws. We may, in our reasonable discretion, disregard the votes attached to Ordinary Shares of any Shareholder failing to respond to such a request or submitting incomplete or inaccurate information. “Controlled shares” will include, among other things, all Ordinary Shares that a person is deemed to beneficially own directly, indirectly or constructively (as determined pursuant to Sections 957 and 958 of the Code).

The presence of one or more Shareholders in person or by proxy holding at least 50% of the voting power (that is the number of maximum possible votes of the Shareholders entitled to attend and vote at a general meeting, after giving effect to the provision of our Bye-Laws 63 to 67) of all of the issued and outstanding Ordinary Shares of the Company throughout the meeting shall form a quorum for the transaction of business at the Annual General Meeting.

Pursuant to our Bye-Laws 63 to 67, it is currently expected that there will be no adjustments to the voting power of any of the Company’s Shareholders. Therefore, every Shareholder will be entitled to one vote for each ordinary share held by such Shareholder on each matter to be voted upon.

At the Annual General Meeting, Shareholders will be asked to take the following actions:

1.  To vote FOR the re-election of Messrs. Julian Cusack and Glyn Jones as Class II directors of the Company and the election of Mr. Ronald Pressman as a Class III director of the Company.

2.  To vote FOR the appointment of KPMG Audit plc (“KPMG”), London, England, to act as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and to authorize the Board through the Audit Committee (the “Audit Committee”) to set the remuneration for the independent registered public accounting firm.

At the Annual General Meeting, Shareholders will also receive the report of KPMG and may be asked to consider and take action with respect to such other matters as may properly come before the Annual General Meeting.

Each of the proposals require an affirmative vote of the majority of the voting power of the votes cast at the Annual General Meeting (taking into account Bye-Laws 63 to 67). The Company intends to conduct all voting at the Annual General Meeting by poll as requested by the Chairman of the meeting, in accordance with our Bye-Laws.

PRESENTATION OF FINANCIAL STATEMENTS

In accordance with the Bermuda Companies Act 1981, as amended, and Bye-Law 139 of the Company, the Company’s financial statements for the year ended December 31, 2011 will be presented at the Annual General Meeting. The Board has approved these statements. There is no requirement under Bermuda law that these statements be approved by Shareholders, and no such approval will be sought at the meeting.

SOLICITATION AND REVOCATION

PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD. THE BOARD HAS DESIGNATED THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY AS PROXIES. Such persons designated as proxies serve as officers of the Company. Any Shareholder desiring to appoint another person to represent him or her at the Annual General Meeting may do so either by inserting such person’s name in the blank space provided on the accompanying form of proxy, or by completing another form of proxy and, in either case, delivering an executed proxy to the Secretary of the Company at the address indicated above, before the time of the Annual General Meeting. It is the responsibility of the Shareholder appointing such other person to represent him or her to inform such person of this appointment.

Each Ordinary Share represented by a properly executed proxy which is returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in a properly executed proxy, it will be voted FOR each of the proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the Annual General Meeting. If a Shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the Shareholder appointing him or her. Any Shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the

Secretary of the Company a written statement revoking such proxy, by executing and delivering a later-dated proxy, or by voting in person at the Annual General Meeting. Attendance at the Annual General Meeting by a Shareholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy. For Ordinary Shares held in “street name” by a broker, bank or other nominee, new voting instructions must be delivered to the broker, bank or nominee prior to the Annual General Meeting.

To the extent that beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, member brokerage firms of The New York Stock Exchange, Inc. (the “NYSE”) that hold Ordinary Shares in street name for such beneficial owners may not vote in their discretion upon any of the proposals. Any “broker non-votes” and abstentions will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the Annual General Meeting. Generally, “broker non-votes” occur when Ordinary Shares held for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker does not have discretionary authority to vote the Ordinary Shares on a particular proposal. If a quorum is not present, the Shareholders who are represented may adjourn the Annual General Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the adjourned meeting.

We will bear the cost of solicitation of proxies. We have engaged Phoenix Advisory Partners to be our proxy solicitation agent. For these services, we will pay Phoenix Advisory Partners a fee of approximately $6,000, plus reasonable expenses. Further solicitation may be made by our directors, officers and employees personally, by telephone, Internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Ordinary Shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual General Meeting to the beneficial owners of Ordinary Shares which such persons hold of record.

MANAGEMENT

Board of Directors of the Company

Pursuant to provisions that were in our bye-laws and a shareholders’ agreement by and among us and certain shareholders prior to our initial public offering in 2003, certain of our shareholders had the right to appoint or nominate and remove directors to serve on the Board. Mr. Cormack was appointed director by Candover, one of our founding shareholders. After our initial public offering, no specific shareholder has the right to appoint or nominate or remove one or more directors pursuant to an explicit provision in our bye-laws or otherwise.

Our Bye-Laws provide for a classified Board of Directors, divided into three classes of directors, with each class elected to serve a term of three years. Our incumbent Class I Directors were elected at our 2011 annual general meeting and are scheduled to serve until our 2014 annual general meeting. Our incumbent Class II Directors were elected at our 2009 annual general meeting and are scheduled to serve until our upcoming 2012 annual general meeting. Our incumbent Class III Directors were elected at our 2010 annual general meeting and will be subject for re-election at our 2013 annual general meeting (with the exception of Ronald Pressman who was appointed by the Board with effect from November 17, 2011 and will be subject for election as a Class III Director at our 2012 Annual General Meeting, and subject for re-election as a Class III Director at our 2013 annual general meeting).

We have provided information below about our directors including their ages, committee positions, business experience for the past five years and the names of other companies on which they serve, or have served, as director for the past five years. We have also provided information regarding each director’s specific experience, qualifications, attributes and skills that led the Board to conclude that each should serve as a director.

As of March 1, 2012, we had the following directors on the Board and committees:

					Corporate
		Director			Governance
Name	Age	Since	Audit	Compensation	& Nominating	Investment	Risk

Class I Directors:
Christopher O’Kane	57	2002
Heidi Hutter	54	2002	✓		✓		Chair
John Cavoores	54	2006					✓
Liaquat Ahamed	59	2007				Chair	✓
Albert Beer	61	2011	✓	✓			✓
Class II Directors:
Julian Cusack	61	2002				✓	✓
Glyn Jones	59	2006				✓
Richard Houghton(1)	46	2007				✓
Class III Directors:
Ian Cormack	64	2003	Chair	✓			✓
Richard Bucknall	63	2007	✓	Chair	✓
Peter O’Flinn	59	2009	✓		Chair
Ronald Pressman(2)	53	2011		✓		✓

(1)	Mr. Houghton stepped down from his position as director and Chief Financial Officer with effect February 29, 2012.

(2)	Effective November 17, 2011.

Glyn Jones.  With effect from May 2, 2007, Mr. Jones was appointed as Chairman. Mr. Jones has been a director since October 30, 2006. He also has served as a non-executive director of Aspen U.K. since

December 4, 2006. Mr. Jones is the Chairman of Towry Holdings Limited. Mr. Jones was also previously the Chairman of Hermes Fund Managers and Chairman of BT Pension Scheme Management Ltd. Mr. Jones was most recently the Chief Executive Officer of Thames River Capital. From 2000 to 2004, he served as Chief Executive Officer of Gartmore Investment Management in the U.K. Prior to Gartmore, Mr. Jones was Chief Executive of Coutts NatWest Group and Coutts Group, which he joined in 1997, and was responsible for strategic leadership, business performance and risk management. In 1991, he joined Standard Chartered, later becoming the General Manager of Global Private Banking. Mr. Jones was a consulting partner with Coopers & Lybrand/Deloitte Haskins & Sells Management Consultants from 1981 to 1990.

Mr. Jones has over 23 years of experience within the financial services sector. He is the former CEO of a number of large, regulated, international financial services groups, such as Gartmore Investment Management and Coutts Natwest Group and has served as chairman of the board in a number of other financial services companies. As a result, Mr. Jones provides the Board leadership for a complex, global and regulated financial services business such as ours.

Christopher O’Kane.  Mr. O’Kane has been our Chief Executive Officer and a director since June 21, 2002. He was also the Chief Executive Officer of Aspen U.K. until January 2010 (and is still a director) and was Chairman of Aspen Bermuda until December 2006. Prior to the creation of Aspen Holdings, from November 2000 until June 2002, Mr. O’Kane served as a director of Wellington and Chief Underwriting Officer of Lloyd’s Syndicate 2020 where he built his specialist knowledge in the fields of property insurance and reinsurance, together with active underwriting experience in a range of other insurance disciplines. From September 1998 until November 2000, Mr. O’Kane served as one of the underwriting partners for Syndicate 2020. Prior to joining Syndicate 2020, Mr. O’Kane served as deputy underwriter for Syndicate 51 from January 1993 to September 1998. Mr. O’Kane began his career as a Lloyd’s broker.

Mr. O’Kane has over 30 years of experience in the specialty re/insurance industry and is both a co-founder of our Company’s business and its founding CEO. Mr. O’Kane brings his market experience and industry knowledge to Board discussions and is also directly accountable to the Board for the day-to-day management of the Company and the implementation of business strategy.

Julian Cusack, Ph.D.  Mr. Cusack has been our Chief Risk Officer since January 14, 2010 and since February 29, 2012, he has assumed the role of acting Chief Financial Officer pending the appointment of a Chief Financial Officer. He was our Chief Operating Officer from May 1, 2008 to January 14, 2010, and has been a director since June 21, 2002. He was the CEO of Aspen Bermuda from its formation in 2002 until July 1, 2011 and was appointed Chairman of Aspen Bermuda in December 2006. Previously Mr. Cusack was our Chief Financial Officer from June 21, 2002 to April 30, 2007. Mr. Cusack previously worked with Wellington where he was Managing Director of Wellington Underwriting Agencies Ltd. (“WUAL”) from 1992 to 1996, and in 1994 joined the Board of Directors of Wellington Underwriting Holdings Limited. He was Group Finance Director of Wellington Underwriting plc from 1996 to 2002. Mr. Cusack is a director and audit committee member of Hardy Underwriting Bermuda Limited. He was also a director of Parhelion Capital Limited, in which we had a minority investment.

Mr. Cusack has over 28 years’ experience within the re/insurance industry having held a number of senior roles previously at Wellington. Mr. Cusack, a qualified accountant, is also a co-founder of our Company. Mr. Cusack currently also serves as the Company’s Chief Risk Officer and has been Chair of our Reserve Committee (a management committee) until January 2011. Accordingly, he provides the Board with valuable input on the Company’s risk framework, risk tolerances and risk mitigation efforts, as well as providing an insight on our reserving practices.

Richard Houghton.  Mr. Houghton joined us as our Chief Financial Officer on April 30, 2007 and has been a director since May 2, 2007. Mr. Houghton has stepped down from his position as director and Chief Financial Officer with effect February 29, 2012. He was previously at Royal Bank of Scotland Group plc (“RBS”), where he was Chief Operating Officer, RBS Insurance from 2005 to March 2007, responsible for driving operational efficiency across the finance, IT, risk, HR, claims and actuarial functions of this division. Previously, he was Group Finance Director, RBS Insurance from 2004 to 2005. Mr. Houghton was also Group Finance Director of Ulster Bank, another subsidiary of RBS from 2003 to 2004. While at RBS, Mr. Houghton was also a member of the Board of various of its subsidiaries. He began his professional career as an accountant at Deloitte & Touche where he spent 10 years working in audit, corporate finance and recovery. He is a Fellow of the Institute of Chartered Accountants in England and Wales.

Mr. Houghton is a qualified accountant with over 22 years of broad industry experience. He has held a number of finance and operations roles across the financial services industry. As our Chief Financial Officer, it is important for the Board to have direct interaction with Mr. Houghton to understand the financial performance of the Company and the impact of underwriting and investment performance on the Company’s results.

Liaquat Ahamed.  Mr. Ahamed has been a director since October 31, 2007. Mr. Ahamed has a background in investment management with leadership roles that include heading the World Bank’s investment division. From 2004, Mr. Ahamed has been an adviser to the Rock Creek Group, an investment firm based in Washington D.C. From 2001 to 2004, Mr. Ahamed was the Chief Executive Officer of Fischer Francis Trees & Watts, Inc., a subsidiary of BNP Paribas specializing in institutional single and multi-currency fixed income investment portfolios. Mr. Ahamed is a director of the Rohatyn Group and related series of funds, and a member of the Board of Trustees at the Brookings Institution.

Mr. Ahamed has over 27 years of experience in investment management and has previously served as a Chief Investment Officer and Chief Executive Officer of Fischer Francis Trees & Watts, Inc., an international fixed income business. Mr. Ahamed’s investment management experience provides the Board with experience to oversee the Company’s investment decisions, strategies and investment risk appetite. As a result of this, Mr. Ahamed also serves as the Chair of the Investment Committee.

Albert J. Beer.  Mr. Beer has been a director since February 4, 2011. Since 2006, Mr. Beer has been the Michael J Kevany/XL Professor of Insurance and Actuarial Science at St John’s University School of Risk Management. From 1992 to 2006, Mr. Beer held various senior executive positions at American Re-Insurance Corporation (Munich Re America). Previously, from 1989 to 1992, Mr. Beer held various positions at Skandia — America Reinsurance Company, including that of Chief Actuary. Mr. Beer has been a member of the Actuarial Standards Board, which promulgates standards for the actuarial profession in the United States, since 2008 and its Chair since 2010. He is also the Vice-Chair of United Educators Insurance Company since 2006. Mr. Beer previously served as a member of the Board of the American Academy of Actuaries and the Actuarial Foundation, where he has been a trustee emeritus since 2009. Mr. Beer is also a former President of the Casualty Actuary Society since 2008.

Mr. Beer has over 30 years of actuarial experience in the insurance industry. Mr. Beer’s roles at American Re-Insurance Corporation included the active supervision of principal financial and accounting officers. In addition, Mr. Beer has extensive experience in reserving matters, which constitute the principal subjective assessments within the Company’s accounts. As a result, Mr. Beer also serves as a designated financial expert on the Company’s Audit Committee.

Richard Bucknall.  Mr. Bucknall has been a director since July 25, 2007, a director of Aspen U.K. since January 14, 2008 and a director of AMAL since February 28, 2008. Mr. Bucknall retired from Willis Group Holdings Limited where he was Vice Chairman from February 2004 to March 2007 and Group Chief Operating Officer from January 2001 to December 2006. While at Willis, Mr. Bucknall served as director on various boards within the Willis Group. He was also previously Chairman/Chief Executive Officer of Willis Limited from May 1999 to March 2007. Mr. Bucknall is currently the non-executive Chairman of FIM Services Limited and the non-executive Chairman of the XIS Group (Ins-Sure Holdings Limited, Ins-Sure Services Limited, London Processing Centre Ltd and LSPO Limited). He is also a non-executive director of Tokio Marine Europe Insurance Limited. He was also previously a director of Kron AS. He is a Fellow of the Chartered Insurance Institute.

Mr. Bucknall has over 40 years of experience within the re/insurance broking industry and latterly served as Group Chief Operating Officer of the Willis Group. Since our revenues are primarily derived from brokers as distribution channels, Mr. Bucknall’s background in the insurance broking industry provides the Board with an experienced perspective on broking relationships and their ability to impact our trading operations. Given his broad background across a number of operational disciplines, Mr. Bucknall serves as the Chair of our Compensation Committee.

John Cavoores.  Mr. Cavoores has been a director since October 30, 2006. From October 5, 2010 through December 31, 2011, Mr. Cavoores was Co-CEO of Aspen Insurance, focusing on Aspen Insurance’s casualty and professional lines and U.S. property businesses. Mr. Cavoores had executive oversight for Aspen Insurance’s U.S. platform. From January 1, 2012, Mr. Cavoores re-assumed his role as a non-executive of the Company. Mr. Cavoores was previously an advisor to Blackstone (from September 2006 until March 15, 2010). During 2006, Mr. Cavoores was a Managing Director of Century Capital, a Boston-based private equity firm. Mr. Cavoores previously served as President and Chief Executive Officer of OneBeacon Insurance Company, a subsidiary of the White Mountains Insurance Group, from 2003 to 2005. He was employed with OneBeacon from 2001 to 2005. Among his other positions, Mr. Cavoores was President of National Union Insurance Company, a subsidiary of AIG, Inc. He spent 19 years at Chubb Insurance Group, where he served as Chief Underwriting Officer, Executive Vice President and Managing Director of overseas operations, based in London. Mr. Cavoores previously served as a director of Cyrus Reinsurance Holdings and currently is a director of Alliant Insurance Holdings.

Mr. Cavoores has over 30 years of experience within the insurance industry having, among other positions, formerly served as CEO of OneBeacon Insurance, a subsidiary of White Mountains. As a result, Mr. Cavoores provides the Board with broad ranging business experience with particular focus on insurance matters and strategies within the U.S.

Ian Cormack.  Mr. Cormack has been a director since September 22, 2003 and has served also as a non-executive director of Aspen U.K. since 2003. From 2000 to 2002, he was Chief Executive Officer of AIG Inc.’s insurance financial services and asset management division in Europe. From 1997 to 2000, he was Chairman of Citibank International plc and Co-Head of the Global Financial Institutions Client Group at Citigroup. He was also Country Head of Citicorp in the United Kingdom from 1992 to 1996. Mr. Cormack is also a director of Phoenix Group Holdings Ltd (previously Pearl Group Ltd.), Phoenix Life Holdings Ltd, and Qatar Financial Centre Authority, Bloomsbury Publishing Plc and National Angels Ltd. Mr. Cormack is also a non-executive chairman and audit committee member of Maven Income and Growth VCT 4 plc, chairman of Entertaining Finance Ltd and deputy chairman of Qatar Insurance Services Ltd (trading as ‘Qatarlyst’). He previously served as Chairman of CHAPS, the high value clearing system in the United Kingdom, as a member of the Board of Directors of Clearstream (Luxembourg), Bank Training and Development Ltd., Klipmart Corp, Carbon Reductions Ltd and as a member of Millennium Associates AG’s Global Advisory Board. He was also previously a non-executive director of MphasiS BFL Ltd. (India), Europe Arab Bank Ltd., Pearl Assurance, London Life Assurance, National Provident Insurance and National Provident Life. He was a member of the U.K. Chancellor’s City Advisory Panel from 1993 to 1998.

Mr. Cormack has over 40 years of broad ranging international experience in both the banking and insurance sectors having held senior roles at both Citigroup and AIG Inc. Mr. Cormack also serves on the boards of a number of internationally focused companies and brings his broad ranging global experience to Board debate. Given his wide ranging experience, Mr. Cormack also serves as Chair of our Audit Committee.

Heidi Hutter.  Ms. Hutter has been a director since June 21, 2002 and has served as a non-executive director of Aspen U.K. since June 2002. On February 28, 2008, Ms. Hutter was appointed as a director and Chair of AMAL. She has served as Chief Executive Officer of Black Diamond Group, LLC since 2001 and Manager of Black Diamond Capital Partners since 2005. Ms. Hutter began her career in 1979 with Swiss Reinsurance Company in New York, where she specialized in the then new field of finite reinsurance. From 1993 to 1995, she was Project Director for the Equitas Project at Lloyd’s which became the largest run-off reinsurer in the world. From 1996 to 1999, she served as Chief Executive Officer of Swiss Re America and was a member of the Executive Board of Swiss Re in Zurich. She was previously a director of Aquila, Inc. and Talbot Underwriting and related corporate entities. Ms. Hutter currently serves as a director of AmeriLife Group LLC and United Prosperity Life Insurance Company.

Ms. Hutter is a qualified actuary with over 30 years of experience within the re/insurance industry. Ms. Hutter is a recognized industry leader with relevant experience both in the U.S. and internationally.

Ms. Hutter has particular experience of insurance at Lloyd’s having served as Project Director for the Equitas Project at Lloyd’s from 1993 to 1995, and having previously served on the Board of Talbot Underwriting Ltd. (corporate member and managing agent of Lloyd’s syndicate) from 2002 to 2007. As a result of her experience, Ms. Hutter provides the Board with insight on numerous matters relevant to insurance practice. Ms. Hutter also serves as Chair of AMAL, the managing agency of our Lloyd’s Syndicate 4711, and as Chair of our Risk Committee.

Peter O’Flinn.  Mr. O’Flinn has been a director since April 29, 2009. He currently serves as a director and audit committee member of Sun Life Insurance and Annuity Company of New York, and of Euler ACI Holdings, Inc. From 1999 to 2003, Mr. O’Flinn was Co-Chair of LeBoeuf, Lamb, Greene and MacRae (now Dewey & LeBoeuf LLP).

Mr. O’Flinn is a qualified lawyer with over 25 years of private practice experience. Mr. O’Flinn is a corporate lawyer and former Co-Chairman of LeBoeuf, Lamb, Greene & MacRae as well as former Chair of their Corporate Practice and has extensive experience on legal matters relevant to both the re/insurance industry and public company legal matters generally. Mr. O’Flinn provides the Board with input on corporate initiatives, regulatory and governance matters. As a result of his experience, Mr. O’Flinn serves as the Chair of our Corporate Governance and Nominating Committee.

Ronald Pressman.  Mr. Pressman was appointed to our Board on November 17, 2011. He worked at General Electric (GE) Corporation for 31 years, where he was most recently President and CEO of GE Capital Real Estate from 2007 until 2011. From 2000 to 2007, Mr. Pressman also served as President and CEO of GE Asset Management and Chairman, and CEO and President of Employers Reinsurance. Earlier in his career Mr. Pressman led GE’s energy businesses in Europe, the Middle East, Africa, Southwest Asia and the United States. Mr. Pressman served as a member of the board of New York Life Insurance Company. Most recently, effective January 30, 2012, he was appointed as Executive Vice President and Chief Operating Officer of TIAA-CREF. He serves as Chairman of the national board of A Better Chance, a non-profit organization which provides leadership development opportunities for children of color in the U.S. He is also a director of Pathways to College, a non-profit organization that prepares young people from deprived communities for college. Mr. Pressman is also a charter trustee of Hamilton College.

Mr. Pressman has over 30 years of experience within the financial services sector, in particular real estate, asset management and reinsurance. With his varied experience across such sectors having held senior positions, Mr. Pressman provides further insight on a wide-range of matters including insurance industry and investment management expertise.

Related Transactions

The review and approval of any direct or indirect transactions between Aspen and related persons is governed by the Company’s Code of Conduct, which provides guidelines for any transaction which may create a conflict of interest between us and our employees, officers or directors and members of their immediate family. Pursuant to the Code of Conduct, we review personal benefits received, personal financial interest in a transaction and certain business relationships in evaluating whether a conflict of interest exists. The Audit Committee is responsible for applying the Company’s policy and approving certain individual transactions.

On January 22, 2010, we entered into a sale and purchase agreement to purchase APJ Continuation Limited (“APJ”) and its subsidiaries for an aggregate consideration of $4.8 million. The business writes a specialist book of kidnap & ransom insurance which would complement our existing political and financial risk line of business. Mr. Villers, one of our executive officers, is a director of APJ and was a 30% shareholder of APJ at the time of such purchase.

Director Independence

Under the NYSE Corporate Governance Standards applicable to U.S. domestic issuers, a majority of the Board of Directors (and each member of the Audit, Compensation and Nominating and Corporate Governance Committees) must be independent. The Company currently qualifies as a foreign private issuer, and as such is not required to meet all of the NYSE Corporate Governance Standards. The Board of Directors may determine a director to be independent if the director has no disqualifying relationship as enumerated in the NYSE Corporate Governance Standards and if the Board of Directors has affirmatively determined that the director has no direct or indirect material relationship with the Company. Independence determinations are made on an annual basis at the time the Board of Directors approves director nominees for inclusion in the annual proxy statement and, if a director joins the Board of Directors between annual meetings, at such time.

The Board reviews various transactions, relationships and arrangements of individual directors in determining whether they are independent. The Board considered Mr. Ahamed’s position as advisor to the Rock Creek Group and as director of the Rohatyn Group. With respect to Mr. Beer, the Board considered his position as chair of the Actuarial Standards Board and as vice-chair, and chair of the compensation committee, of United Educators Insurance Company. With respect to Mr. Bucknall, the Board considered his position as non-executive director of Tokio Marine Europe Insurance Limited, as well as his roles within the XIS Group. With respect to Mr. Cormack, the Board considered his position as non-executive director of Phoenix Group Holdings Ltd. (formerly Pearl Group Ltd.), Phoenix Life Holdings Ltd, Qatar Financial Centre Authority, Bloomsbury Publishing Plc and National Angels Ltd. The Board also considered Mr. Cormack’s positions as chair of Entertaining Finance Ltd. and Maven Income and Growth VCT 4 plc, and his position as deputy chair of Qatar Insurance Services Ltd. With respect to Ms. Hutter, the Board considered her position as non-executive director of AmeriLife Group, LLC and United Prosperity Life Insurance Company. The Board also considered Ms. Hutter’s position as chief executive officer of Black Diamond Group, LLC. With regards to Mr. O’Flinn, the Board considered his role as non-executive director of Sun Life Insurance and Annuity Company and Euler ACI Holdings, Inc. In addition, the Board considered Mr. Pressman’s role as Chief Operating Officer of TIAA-CREF.

The Board has made the determination that Messrs. Ahamed, Beer, Bucknall, Cormack, O’Flinn, and Pressman and Ms. Hutter are independent and have no material relationships with the Company.

The Board has determined that the Audit Committee is comprised entirely of independent directors, in accordance with the NYSE Corporate Governance Standards. The NYSE Corporate Governance Standards require that all members of compensation committees and nominating and corporate governance committees be independent. As of the date of this report, all members of the Compensation Committee and all members of the Corporate Governance and Nominating Committee are independent.

Committees of the Board of Directors

Audit Committee:  Messrs. Cormack, Beer, Bucknall, O’Flinn and Ms. Hutter. The Audit Committee has general responsibility for the oversight and supervision of our accounting, reporting and financial control practices. The Audit Committee annually reviews the qualifications of the independent auditors, makes recommendations to the Board as to their selection and reviews the plan, fees and results of their audit. Mr. Cormack is Chairman of the Audit Committee. The Audit Committee held four meetings during 2011. The Board considers Mr. Beer to be an “audit committee financial expert” as defined in the applicable regulations.

Compensation Committee:  Messrs. Bucknall, Beer, Cormack and Pressman. The Compensation Committee oversees our compensation and benefit policies and programs, including administration of our annual bonus awards and long-term incentive plans. It determines compensation of the Company’s Chief Executive Officer, executive directors and key employees. Mr. Bucknall is the Chairman of the Compensation Committee. The Compensation Committee held four meetings during 2011. Effective November 17, 2011, Mr. Pressman has become a member of the Compensation Committee.

Investment Committee:  Messrs. Ahamed, Jones, Cusack, Houghton and Pressman. The Investment Committee is an advisory committee to the Board which formulates our investment policy and oversees all of our significant investing activities. Mr. Ahamed is Chairman of the Investment Committee. The Investment Committee held four meetings during 2011. Effective November 17, 2011, Mr. Pressman has become a member of the Investment Committee. Effective February 29, 2012, Mr. Houghton stepped down from his role as director and chief financial officer.

Corporate Governance and Nominating Committee:  Messrs. Bucknall and O’Flinn and Ms. Hutter. The Corporate Governance and Nominating Committee, among other things, establishes the Board’s criteria for selecting new directors and oversees the evaluation of the Board and management. Mr. O’Flinn is the Chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held four meetings during 2011.

Risk Committee:  Ms. Hutter, Messrs. Ahamed, Beer, Cavoores, Cormack and Cusack. The Risk Committee’s responsibilities include the establishment of our risk management strategy, approval of our risk management framework, methodologies and policies, and review of our approach for determining and measuring our risk tolerances. Ms. Hutter is the Chair of the Risk Committee. The Risk Committee held four meetings during 2011.

The Board may also, from time to time, implement ad hoc committees for specific purposes.

Leadership Structure

We have separate CEO and Chairman positions in the Company. We believe that while the CEO is responsible for the day-to-day management of the Company, the Chairman, who is not an employee of the Company and who is not part of the Company’s management, provides the appropriate leadership role for the Board and is able to effectively facilitate the contribution of non-executive directors and constructive interaction between management (including executive directors) and the non-executive directors in assessing the Company’s performance, strategies and means of achieving them. As part of his leadership role, the Chairman is responsible for the Board’s effectiveness and sets the Board’s agenda in conjunction with the Chief Executive Officer.

Role in Risk Oversight

Risk Governance

Board of Directors.  The Board considers effective identification, measurement, monitoring, management and reporting of the risks facing our business to be key elements of its responsibilities and those of the CEO and management. Matters relating to risk management reserved to the Board include approval of the internal controls and risk management framework and any changes to the Group’s risk appetite statement. The Board also receives reports at each scheduled meeting from the Group Chief Risk Officer and the Chairman of the Risk Committee and training in risk management processes including the design, operation, use and limitations of the Group’s Internal Model. The Board, assisted by management and its committees, is able to exercise effective oversight of the operation of the risk management strategy described in “Risk Management Strategy” below.

Board Committees.  The Board delegates oversight of the management of certain key risks to its Risk, Audit and Investment Committees. Each of the committees is chaired by an independent director of the Company who also reports to the Board on the committees’ discussions and matters arising.

The membership of the Board committees is set out under “Management — Committees of the Board of Directors” above.

Risk Committee:  The purpose of this committee is to assist the Board in its oversight duties in respect of the management of risk, including:

•	making recommendations to the Board regarding management’s proposals for the risk management framework, risk appetite, key risk limits and the use of our Internal Model;

•	monitoring compliance with the agreed Group risk appetite and risk limits; and

•	oversight of the process of stress and scenario testing established by management.

Audit Committee:  This committee is primarily responsible for assisting the Board in its oversight of the integrity of the financial statements. It is also responsible for reviewing the adequacy and effectiveness of the Company’s internal controls and receives regular reports from both internal and external audit in this regard.

Investment Committee:  This committee is responsible for, among other things, setting and monitoring the Group’s investment risk and asset allocation policies and ensuring that the Chairman of the Risk Committee is kept informed of such matters.

Management Committees.  The Group also has a number of executive management committees which have oversight of certain risk management processes.

Group Executive Committee:  This is the main executive committee responsible for making proposals to the Board relating to the strategy and conduct of the business of the Group. To assist in these duties, it receives regular reports from the Group Chief Risk Officer.

Capital Allocation Group:  This committee is primarily responsible for making recommendations on matters related to the capital requirements of the Group and its Operating Subsidiaries, the development and use of the Group’s Internal Model, capital allocation, the risk pricing governance arrangements, capital, risk appetite and risk limits and the management of insurance risks including catastrophe risk.

Reserve Committee:  This committee is responsible for managing reserving risk and making recommendations to executive management relating to the appropriate level of reserves to include in the Group’s financial statements.

Underwriting Committee:  The purpose of this committee is to assist the Group Chief Executive Officer in his oversight duties in respect of underwriting risk including oversight of the assurance activities of the Underwriting Quality Review team and the review of risks referred to it due to their unusual nature or because they are considered outside of normal underwriting guidelines, authorities or risk appetite.

Reinsurance Credit Committee:  The purpose of this committee is to seek to minimize credit risks arising from insurance and reinsurance counterparties by the assessment and monitoring of collateralized reinsurance arrangements, direct cedants, intermediaries and reinsurers.

Group Chief Risk Officer.  Our Group Chief Risk Officer, Julian Cusack, is a member of the Board and a member of the Risk Committee and the Investment Committee. His role includes providing the Board and the Risk Committee with reports and advice on risk management issues.

Risk Management Strategy

We operate an integrated risk management strategy designed to deliver shareholder value in a sustainable manner while providing a high level of policyholder protection. The use of the word ‘integrated’ emphasizes that risk management is not simply a support function but is a way of thinking about and managing the business which is central to the formulation of strategy and annual business planning. The execution of our integrated risk management strategy is based on:

•	the establishment and maintenance of a risk management and internal control system based on a three lines of defense approach to the allocation of responsibilities between risk accepting units (first line), risk management activity (second line) and independent assurance (third line);

•	identifying material risks to the achievement of the Group’s objectives including emerging risks;

•	the articulation at Group level of our risk appetite and a consistent set of risk limits for each material component of risk;

•	the cascading of risk limits for material risks to each operating subsidiary and, where appropriate, risk accepting business units;

•	measurement, monitoring, managing and reporting of risk positions and trends;

•	the use, subject to an understanding of its limitations, of the Internal Model to test strategic and tactical business decisions and to assess compliance with the Risk Appetite Statement; and

•	stress and scenario testing, including reverse stress testing, designed to help us better understand and develop contingency plans for the likely effects of extreme events or combinations of events on capital adequacy and liquidity.

Risk Appetite.  Each year the Board approves a Group Risk Appetite Statement.

The Risk Appetite Statement is a central component of the Group’s overall risk management framework. It sets out, at a high level, how we think about risk in the context of our business model, Group objectives and strategy. It sets out boundary conditions for the level of risk we assume, together with a statement of what reward we aim to receive for this level of risk.

It comprises the following components:

•	Risk preferences: a high level description of the types of risks we prefer to assume and to avoid;

•	Return objective: the levels of return on capital we seek to achieve, subject to our risk constraints;

•	Volatility constraint: a target limit on earnings volatility; and

•	Capital constraint: a minimum level of risk adjusted capital.

Risk Components.  The main types of risks that we face are:

Insurance risk:  The risk that claims occurring or reported in a period exceed the expected amounts (“underwriting risk”) or that reserves established in respect of prior periods are understated (“reserving risk”).

Credit risk:  The risk that a firm is exposed to if another party fails to perform its obligations. This principally comprises credit risks relating to premiums receivable and outward reinsurance. We include credit risks related to our investment portfolio under market risk.

Market risk:  The risk that arises from changes in the market value of our investment portfolio and related derivative contracts from fluctuations in interest rates, bond yields, credit spreads and foreign currency exchange rates. This includes the risk of issuer default or ratings downgrades.

Operational risk:  The risk of loss resulting from inadequate or failed internal processes, including the failure to comply with procedures and regulations.

Liquidity risk:  The risks of failing to maintain sufficient liquid financial resources to meet liabilities as they fall due or to provide collateral as required for commercial or regulatory purposes.

We define insurance risk and market risk as core risks meaning that they are risks we intend to take on with a view to making a return for shareholders as a consequence. Other risks are designated as ‘non-core’ and our strategy for them is to seek to reduce exposures to the extent that is practicable and economic to do so.

Key Risk Limits.  We use the term risk limit to mean the upper limit of our tolerance for exposure to a given risk. In some cases we set annual risk targets which are lower than our risk limits. Key risk limits are a sub-set of risk limits and are subject to annual approval by the Board on the advice of the Risk Committee as part of the annual business planning process. If a risk exceeds key risk limits, the Chief Risk Officer is required to report the excess and management’s plans for dealing with it to the Risk Committee.

Compensation Consultants

The Compensation Committee appointed Towers Watson as its compensation consultants to provide (i) input on the Compensation Discussion and Analysis, (ii) benchmarking analysis in respect of CEO, Chairman and non-executive director compensation, (iii) input on peer group filings, (iv) a review of the competitive market for executive positions and (v) input on performance targets under 2011 performance shares and bonus funding. We paid $350,000 in compensation-related fees to Towers Watson in 2011. We also purchased capital modeling software and services in the amount of $588,000 from Towers Watson Software, an affiliate of Towers Watson after the predecessor software company was purchased by Towers Watson in January 2011. Management at the Company previously purchased software and services from such predecessor company of Towers Watson and, in light of such legacy software systems, the Compensation Committee did not recommend or approve such software and services purchase.

Executive Officers of the Company

The table below sets forth certain information concerning our executive officers as of March 1, 2012:

Name	Age	Position

Christopher O’Kane(1)	57	Chief Executive Officer of Aspen Holdings
Julian Cusack(1)	61	Acting Chief Financial Officer, Chief Risk Officer of Aspen Holdings, Chairman of Aspen Bermuda
Brian Boornazian	51	CEO of Aspen Reinsurance
Michael Cain	40	Group General Counsel, Head of Group Human Resources
James Few	40	President of Aspen Reinsurance, Chief Executive Officer of Aspen Bermuda
Karen Green	44	Chief Executive Officer, Aspen U.K. and AMAL, Group Head of Corporate Development and Office of the Group CEO
Emil Issavi	39	Head of Casualty Reinsurance, Executive Vice President of Aspen Reinsurance
Rupert Villers	59	Co-CEO of Aspen Insurance
Stephen Postlewhite	40	Head of Risk
Kate Vacher	40	Director of Underwriting
Mario Vitale	56	President of Aspen U.S. and Co-CEO of Aspen Insurance

(1)	Biography available above under “— Directors” above.

Brian Boornazian.  Mr. Boornazian was appointed Head of Reinsurance in May 2006 and is CEO of Aspen Reinsurance. Since October 2005, Mr. Boornazian has also served as President of Aspen Re America. From January 2004 to October 2005, he was President of Aspen Re America, Property Reinsurance. Prior to joining us, from 1999 to January 2004, Mr. Boornazian was at XL Re America, where he acted in several capacities and was Senior Vice President, Chief Property Officer, responsible for property facultative and treaty, as well as marine, and Chief Marketing Officer. Mr. Boornazian began his career at Gen Re and also held senior positions at Nac Re, Cologne Re of America and Guy Carpenter.

Michael Cain.  Mr. Cain has served as our Group General Counsel since March 3, 2008. Since June 2011, Mr. Cain was also appointed as Head of Group Human Resources. Prior to joining us, Mr. Cain served as Corporate Counsel and Company Secretary to Benfield Group Limited from 2002 to 2008. Previously, Mr. Cain worked at Barlow Lyde & Gilbert and Ashurst, law firms in London.

James Few.  Mr. Few is President of Aspen Reinsurance and has been our Head of Property Reinsurance since June 1, 2004. Since July 2011, Mr. Few was appointed as the Chief Executive Officer of Aspen Bermuda. Previously, from November 1, 2004 to July 2011, he was Aspen Bermuda’s Chief Underwriting Officer. Before joining Aspen Bermuda, he had been an underwriter at Aspen U.K. since June 21, 2002. Mr. Few previously worked as an underwriter with Wellington from 1999 until 2002. From 1993 until 1999 he was an underwriter and client development manager at Royal & Sun Alliance.

Karen Green.  Ms. Green is Chief Executive Officer of Aspen U.K. and AMAL. She is also Group Head of Corporate Development and Office of the Group CEO. Ms. Green joined us in March 2005 as Head of Strategy and Office of the CEO. From 2001 until 2005, Ms. Green was a Principal with MMC Capital Inc. (now Stone Point Capital), a global private equity firm (formerly owned by Marsh and McLennan Companies Inc.). Prior to MMC Capital Inc. Ms. Green was a director at GE Capital in London from 1997 to 2001, where she co-ran the Business Development team (responsible for mergers and acquisitions for GE Capital in Europe). She is also a member of the Project Council for the Almeida Theatre, London.

Emil Issavi.  Mr. Issavi was appointed Head of Casualty Reinsurance in July 2008, and is also Executive Vice President of Aspen Reinsurance. Since July 2006, Mr. Issavi has also served as Head of Casualty Treaty of Aspen Re America. Prior to joining us, from 2002 to July 2006, Mr. Issavi was at Swiss Re America, where he was Senior Treaty Account Executive responsible for various Global and National Property Casualty clients. Mr. Issavi began his reinsurance career at Gen Re as a Casualty Facultative Underwriter.

Stephen Postlewhite.  Mr. Postlewhite is Head of Risk and Chair of the Reserve Committee since January 2011 and was appointed Head of Risk Capital in September 2009. He was previously Deputy Chief Actuary and joined us in 2003. Prior to joining us, Mr. Postlewhite spent a year at the Financial Services Authority working extensively on the development of the Individual Capital Assessment process for non-life insurers and nine years with KPMG, both in London and Sydney, working as a senior general insurance actuarial consultant, predominately on London market, Lloyd’s and reinsurance clients. He has been a fellow of the Institute of Actuaries since 2001. Prior to embarking on an actuarial career, Mr. Postlewhite worked as a management consultant for Andersen Consulting.

Kate Vacher.  Ms. Vacher is our Director of Underwriting. Previously, she was our Head of Group Planning from April 2003 to May 2006 and a property reinsurance underwriter since joining Aspen U.K. on September 1, 2002. Ms. Vacher previously worked as an underwriter with Wellington Syndicate 2020 from 1999 until 2002 and from 1995 until 1999 was an assistant underwriter at Syndicate 51.

Rupert Villers.  Mr. Villers is Co-CEO of Insurance. He joined us in April 2009 as Global Head of Professional and Financial Lines. He has held a number of positions in the insurance industry. He co-founded SVB Holdings (subsequently renamed Novae Holdings) in 1986, and in his seventeen years there he was Chief Executive Officer from 1991 to 2002 and underwriter of Syndicate 1007 from January 1, 1997 to December 31, 1999. Most recently, he has been Chairman of APJ Continuation Ltd, a company he co-founded in 2005, whose major subsidiary, APJ (Asset Protection Jersey Limited) writes a specialist book of K&R insurance. Mr. Villers is a director of CertaAsig Holdings S.A. (a Luxemburg Holding Company) which is the parent of CertAsig Societate di Asigurare si Reasigurare S.A. (a Romanian insurance company).

Mario Vitale.  Mr. Vitale joined us in March 2011 as President of U.S. Insurance. Since January 1, 2012, Mr. Vitale also assumed the role of Co-CEO of Aspen Insurance. He has 34 years of global experience across various industry leadership positions. Most recently, he was at Zurich Financial Services from September 2006 until March 2011, where he was CEO, Global Corporate, with responsibility for all corporate business globally. He was also a member of Zurich’s Group Management Board. Previously, Mr. Vitale spent six years at Willis Group Holdings, from 2000 until 2006, including four years as CEO of Willis North America. Mr. Vitale is a member of the board of trustees of St John’s University College of Insurance in New York, the board of directors of AICPCU and the board of Boys Hope Girls Hope of NYC. He has also been a member of the board of the American Insurance Association and formerly of the board of directors of the Council of Insurance Agents & Brokers.

Non-Management Directors

The Board has adopted a policy of regularly scheduled executive sessions where non-management directors meet independent of management. The non-management directors include all our independent directors and Mr. Jones, our Chairman. The non-management directors held four executive sessions during 2011. The Chairman presided at each executive session. Shareholders of the Company and other interested parties may communicate any queries or concerns to the non-management directors by sending written communications by mail to Mr. Jones, c/o Company Secretary, Aspen Insurance Holdings Limited, 141 Front Street, Hamilton HM19, Bermuda, or by fax to 1-441-295-1829. In 2011, we also held one executive session comprised solely of independent directors.

Attendance at Meetings by Directors

The Board conducts its business through its meetings and meetings of the committees. Each director is expected to attend each of our regularly scheduled meeting of the Board, the constituent committees on which that director serves and our annual general meeting of shareholders. All directors attended the annual general meeting of shareholders in 2011. Four meetings of the Board were held in 2011. All of the directors, other than Mr. David Kelso (no longer a director), attended at least 75% of the meetings of the Board and meetings of the committees on which they serve.

Code of Ethics, Corporate Governance Guidelines and Committee Charters

We adopted a code of business conduct and ethics that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer. We have also adopted corporate governance guidelines. We have posted the Company’s code of ethics and corporate governance guidelines on the Investor Relations page of the Company’s website at www.aspen.co.

The charters for each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are also posted on the Investor Relations page of our website at www.aspen.co. Shareholders may also request printed copies of our code of business conduct and ethics, the corporate governance guidelines and the committee charters at no charge by writing to Company Secretary, Aspen Insurance Holdings Limited, 141 Front Street, Hamilton, HM19, Bermuda.

Differences between NYSE Corporate Governance Rules and the Company’s Corporate Governance Practices

The Company currently qualifies as a foreign private issuer, and as such is not required to meet all of the NYSE Corporate Governance Standards. The following discusses the significant ways in which our corporate governance practices differ from those followed by companies under the NYSE Corporate Governance Standards and the Company’s corporate governance practices.

The NYSE Corporate Governance Standards require chief executive officers of U.S. domestic issuers to certify to the NYSE that he or she is not aware of any violation by the company of NYSE corporate governance listing standards. Because as a foreign private issuer we are not subject to the NYSE Corporate Governance Standards applicable to U.S. domestic issuers, the Company need not make such certification.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section provides information regarding the compensation of our Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated named executive officers (“NEOs”) for 2011, and describes the overall objectives of our compensation program, each element of compensation and key compensation decisions. The Compensation Committee of the Board (the “Compensation Committee”) has responsibility for approving the compensation program for our NEOs.

Executive Summary

Our compensation policies continue to emphasize aligning our executives’ pay with our performance. While our overall performance for the year was disappointing with a negative net income ROE of (5.3)% and a small reduction in diluted book value per share of 1.2%, within that overall result there were many examples of strong performance. The Compensation Committee’s challenge was to find ways to reflect these two important realities. The overall result saw the strong performance of many units overwhelmed by a large number of costly catastrophe events worldwide, including the Australian and Thai floods and the Japanese earthquake and tsunami that adversely affected a number of our reinsurance lines as well as some insurance lines. The year was also impacted by low investment yields and soft market conditions. Nonetheless, our insurance segment performed very well with a combined ratio of 95.8%, with significant outperformance within certain product lines in that segment. In addition, a number of our reinsurance lines performed well in challenging market conditions, particularly those covering casualty and specialty exposures. These factors affected the insurance industry overall and did not affect us disproportionately. Therefore, our guiding principle, in the long-term interest of the Company, was to reward genuine performance where it could be identified and adjust awards for those in underwriting areas impacted by the string of natural disasters or other areas of under performance.

The following highlights the key elements of our compensation program in 2011:

•	Salary: Decisions on salary increases which became effective during 2011 were approved by the Compensation Committee early in 2011, taking into account the 2010 results and other benchmarking information. There were no significant salary increases for any of our NEOs in 2011 other than for our Chief Executive Officer, whose salary was increased by 9.90% to reflect appropriate benchmarking and Mr. Villers whose full-time equivalent base salary was increased to reflect his expanded role as Co-CEO of Aspen Insurance;

•	Bonus: As we had an Operating ROE (as defined below) of (3.7)% for the year, bonus pool funding was at the Compensation Committee’s discretion rather than in accordance with a set formula. The Compensation Committee exercised its discretion and approved a bonus pool to reward the positive performance of certain underwriting and other teams notwithstanding the overall group results. The following points should be noted:

•	In establishing the funding level of the discretionary bonus pool, the Compensation Committee considered the actual performance of individual underwriting teams and support functions. The consequence of this bottom-up approach was then reviewed in the context of overall group performance in reaching an appropriate level of bonus funding;

•	As part of this process, none of the NEOs (including the Chief Executive Officer and the Chief Financial Officer) received a bonus in light of the Company’s overall performance, other than Mr. Villers, who received a bonus to reflect the strong performance of the insurance segment, and in particular, certain product lines within international insurance, and Mr. Vitale, who in relation to his recruitment by us in 2011 received a guaranteed bonus for the year in the amount of $900,000 reflecting lost bonus opportunity at his previous employer; and

•	It is also important to note that several senior executives volunteered to forego a bonus for 2011 in light of our overall performance.

•	Long-term incentive awards: Based on our ROE of (5.3)% for the year, the relevant portions of the 2009, 2010 and 2011 performance shares which were subject to the 2011 ROE test did not vest and were forfeited. As a result of our 2011 performance, 404,227 shares did not vest and were forfeited by our executive officers, which impacted one-third of the performance share grants in each of 2009, 2010 and 2011. This underlines the performance conditions embedded in these long-term plans.

Below is a tabular summary of the compensation decisions made in respect of our 2011 NEOs.

		2011 Bonus
	2011%	Awarded;		2011 Performance	2011 Performance
Name and Principal Position	Salary Increase	% of Target		Shares Granted	Shares Forfeited

Christopher O’Kane, Chief Executive Officer	9.90%	0%		83,278	27,759
Richard Houghton, Chief Financial Officer	2.78%	0%		24,983	8,328
Mario Vitale, President Aspen U.S., Co-CEO of Aspen Insurance	N/A	120	%(1)	31,669	10,556
Rupert Villers, Co-CEO of Aspen Insurance	11.11%	100%		49,967	16,656
John Cavoores, Co-CEO of Aspen Insurance	0%	0%		49,967	16,656

(1)	This represents a guaranteed bonus amount of $900,000 for Mr. Vitale reflecting lost bonus opportunity at his previous employer.

We encourage a performance-based culture throughout the Company, and at senior levels we have developed an approach to compensation that aligns the executive’s compensation with his or her performance and contribution to the results of the Company. As discussed below, we believe that the three elements of total direct compensation, base salary, annual bonus and long-term incentive awards, should be balanced such that each executive has the appropriate amount of pay that is performance contingent and longer-term. This relationship is illustrated in the table below which depicts each element of target and actual compensation; in each case a majority of the executive’s pay is delivered through performance-based compensation with a significant portion realized over more than one year. Equity awards in particular are intended to encourage aligning interests with shareholders and align executive pay with the value created for shareholders.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, contains a requirement that certain public companies provide a non-binding shareholder vote to approve executive compensation. While we were not required to conduct this vote, we believe that our compensation program would benefit from the periodic feedback that our shareholders would provide through an advisory vote, and therefore decided to seek this vote in 2011. Approximately 93% of the shares voted approved our “say on pay” proposal. The Compensation Committee considered this strong support in evaluating its compensation program in 2011 and, as a result, continued to apply the principles and philosophy it has used in previous years in determining the compensation of the NEOs.

2011 NEO Compensation (1)

(1)	Consists of salary, bonus and incentive awards valued using the average of the high and low stock price on the date of grant; excludes “other compensation.” In respect of the performance shares granted in 2011, one-third of the grant has been forfeited due to the Company’s performance for the year. In the case of Mr. Cavoores, he forfeited his entire grant due to his departure prior to December 31, 2012. In the case of Mr. Vitale, this included a one-time grant of 84,893 RSUs to compensate him for certain stock awards and other benefits forfeited from his previous employer as a result of joining us.

Executive Compensation Program

The Company’s compensation program consists of the following five elements which are common to the market for executive talent and which are used by our competitors to attract, reward and retain executives:

•	base salary;

•	annual cash bonuses;

•	long-term incentive awards;

•	other stock plans; and

•	benefits and perquisites.

Our compensation policies are designed with the goal of maximizing shareholder value creation over the long-term. The basic objectives of our executive compensation program are to:

•	attract and retain highly skilled executives;

•	link compensation to achievement of the Company’s financial and strategic goals by having a significant portion of compensation be performance-based;

•	create commonality of interest between management and shareholders by tying substantial elements of compensation directly to changes in shareholder value over time in a sustainable manner that does not reward or appear to reward short-term behavior that may involve excessive risk taking;

•	maximize the financial efficiency of the overall program to the Company from a tax, accounting, and cash flow perspective;

•	ensure compliance with the highest standards of corporate governance; and

•	encourage executives to work hard for the success of the business and work effectively with clients and colleagues for the benefit of the business as a whole.

We seek to consider together all elements that contribute to the total compensation of NEOs rather than consider each element in isolation. This process ensures that judgments made in respect of any individual element of compensation are taken in the context of the total compensation that an individual receives, particularly the balance between base salary, cash bonus and stock programs. We actively seek market intelligence on all aspects of compensation and benefits.

All employees, including senior executives, are set challenging goals and targets both at an individual and team level, which they are expected to achieve, taking into account the dynamics that occur within the market and business environment. These goals include quantitative and qualitative measures. Although the bonus pool is funded through a formula, performance-related pay decisions are not formulaic and are based on a variety of indicators of performance, thus diversifying the risk associated with any single indicator. In particular, individual bonus awards are not tied to formulas that could focus NEOs, executives and employees on specific short-term outcomes that might encourage excessive risk taking.

Market Intelligence.  We believe that shareholders are best served when the compensation packages of senior executives are competitive but fair. By fair we mean that the executives will be able to understand that the compensation package reflects their market value and their personal contribution to the business. We seek to create a total compensation opportunity for NEOs with the potential to deliver actual total compensation at the upper quartile of peer companies for high performance relative to competitors and the Company’s internal business targets.

We review external market data to ensure that our compensation levels are competitive. Our sources of information include:

•	research of peer company annual reports on Form 10-K and similar filings for companies in our sector in the markets in which we operate;

•	publicly available compensation surveys from reputable survey providers;

•	advice and tailored research from compensation consultants; and

•	experience from recruiting senior positions in the market place.

Towers Watson advised the Compensation Committee during 2011 in respect of compensation practices both in the U.S. and the U.K. They reported to the Chair of the Compensation Committee and worked with management under the direction of the Chair. They were asked to provide overviews of our competitors’ compensation programs taken from public filings and to comment on management proposals on compensation awards for NEOs and recommendations on proposals relating to the long-term incentive programs and the funding of the employee bonus pool. We also consider publicly available surveys produced by Towers Watson and PricewaterhouseCoopers. These surveys are used to provide additional data on salaries, bonus levels and long-term incentive awards of other companies in our industry. Together with data provided by the independent advisors drawn from public filings of competitors, the survey data is used to assess the competitiveness of the compensation packages provided to our NEOs. We have also sought advice on specific ad hoc technical benefit issues from PricewaterhouseCoopers who provide services only to management in respect of advice on international compensation and taxation and benefits issues.

We predominantly compete for talent with companies based in Bermuda, the U.S. and the U.K., and we seek to understand the competitive practices in those different markets and the extent to which they apply to our senior executives. Our peer group for compensation purposes was reviewed and agreed upon by the Compensation Committee with consideration given to our strategy and the advice from Towers Watson. Based on our review of companies that are similar to us in terms of size and business mix, we established a primary peer group of 12 companies to consider compensation against corporate performance. The peer group consists of:

U.S. & Bermuda
Allied World Assurance Co Holdings, AG
Alterra Capital Holdings Limited
Arch Capital Group Ltd.
Axis Capital Holdings Ltd.
Endurance Specialty Holdings Ltd.
Everest Re Group, Ltd.
Validus Holdings Limited
White Mountains Insurance Group

U.K.
Amlin Plc
Brit Insurance Holdings Plc
Catlin Group Limited
Hiscox Ltd.

We have also determined that it may be appropriate under certain circumstances to look at other companies, which we have defined as “near peers” to benchmark against very specific roles. We also compete with the companies in both the peer and near peer groups for talent and, thus, review compensation data available from publicly available sources when considering the competitiveness of the compensation of our executives and to keep informed of their compensation structures and practices.

The near peer group consists of the following:

U.S. & Bermuda
Montpelier Re Holdings Ltd.
PartnerRe Ltd.
Platinum Underwriters Holdings, Ltd.
RenaissanceRe Holdings Ltd.
Transatlantic Holdings, Inc.

U.K.
Beazley Group Plc

Cash Compensation

Base Salary.  We pay base salaries to provide executives with a predictable level of compensation over the year to enable executives to meet their personal expenses and undertake their roles. The Compensation Committee reviews the compensation recommendations made by management, including base salary, of the most senior employees in the Company, excluding the CEO but including the other NEOs. In the case of the Chief Executive Officer, the Chair of the Compensation Committee develops any recommended changes to base salary and is provided with information and advice by Towers Watson.

When reviewing base salaries, we consider a range of factors including:

•	the performance of the business;

•	the performance of the executives in their roles over the previous year;

•	the historical context of the executive’s compensation awards;

•	the importance and responsibilities of the role;

•	the experience, skills and knowledge brought to the role by the executive;

•	the function undertaken by the role; and

•	analysis of the market data from competitors and more general market data from labor markets in which we operate.

Executive officers have employment agreements with the Company that specify their initial base salary. Generally, they are entitled to a review on an annual basis, with any changes effective as of April 1 of the relevant year. Even though we conduct an annual review of base salaries, we are not legally obligated to increase salaries; however, we are not contractually able to decrease salaries. We are generally mindful of our overall goal to pay base salaries for experienced executives at around the median of the peer group and the market for similar roles. We do not apply this principle mechanistically, but take into account the factors outlined above and the total compensation picture for each individual.

Base salary is normally a fixed amount determined on the basis of market comparisons and the experience of each employee initially at the point of employment and thereafter at each subsequent annual review date. The annual salary review process is governed by an overall budget related to market conditions in the relevant employment markets and broader economic considerations. Our annual salary review process is not intended to be solely a “cost of living” increase or a contractual entitlement to salary increases. Within this overall governing budget, individual salary reviews are discretionary, and take into account the above-mentioned factors and internal equity. We believe that this approach mitigates the risk associated with linking salary increases to short-term outcomes. In the last three years, the overall budget for salary increases averaged 3.0% per annum.

For purposes of this discussion, all compensation paid in British Pounds has been translated into U.S. Dollars at the exchange rate of $1.6041 to £1, the average exchange rate for 2011.

The salaries for each of our NEOs in 2009, 2010 and 2011 and any salary changes are illustrated in the table below:

	2009 Annual	2010 Annual		2011 Annual
Name and Principal Position	Salary	Salary	% Increase	Salary	% Increase

Christopher O’Kane, Chief Executive Officer	£480,000	£480,000	0%	£527,500	9.90%
Richard Houghton, Chief Financial Officer	£360,000	£360,000	0%	£370,000	2.78%
Mario Vitale, President Aspen U.S., Co-CEO of Aspen Insurance	N/A	N/A	N/A	$750,000	N/A
Rupert Villers, Co-CEO of Aspen Insurance	£315,000	£315,000	0%	£350,000	11.11	% (1)
John Cavoores, Co-CEO of Aspen Insurance	N/A	$480,000	N/A	$480,000	0	% (2)

(1)	Mr. Villers’ salary of £315,000 was increased to the full-time equivalent of £350,000 for 2011 based on a full-time basis. Mr. Villers’ actual earned salary was £280,000 for 2011 reflecting his contractual working commitments.

(2)	Mr. Cavoores’ original 2010 salary of $360,000 was based on employment for three days per week. It was subsequently increased pro rata to $480,000 to reflect his employment for four days per week.

For 2011, the base salary for Chris O’Kane, our CEO, was increased from £480,000 ($769,968) per annum to £527,500 ($846,163) per annum, effective April 1, 2011, an increase of 9.90%. The Compensation Committee took into account the fact that Mr. O’Kane’s base salary was below the lower quartile of the peer group. The Compensation Committee agreed that given Mr. O’Kane’s level of responsibility and experience, it would be reasonable to increase his base salary bringing him closer to the median, in line with our compensation philosophy. Mr. O’Kane’s salary increase also reflected the Company’s solid performance in 2010 having taken into account that 2010, at that time, was considered the sixth largest loss year for catastrophe insured losses since 1980.

For 2011, Mr. Houghton’s base salary was increased from £360,000 ($577,476) per annum to £370,000 ($593,517) per annum, effective April 1, 2011, representing an increase of 2.78%. Mr. Houghton’s increase in salary was in line with the overall salary budget increase for 2011, reflected his contribution to the solid results in 2010 and was at the median against the peer group.

For 2011, Mr. Villers’ full-time equivalent base salary was increased from £315,000 ($505,292) per annum to £350,000 ($561,435) per annum, effective January 1, 2011, an effective increase of 11.11%. While Mr. Villers’ contract provides that he should work an average of four days per week (for which he earned a pro rated salary of £280,000), Mr. Villers in practice works on a full time basis during key business periods. The increase in Mr. Villers’ effective salary reflected the development in 2010 when Mr. Villers became Co-CEO of Aspen Insurance.

Annual Cash Bonuses.  The Company operates an annual bonus plan. Annual cash bonuses are intended to reward executives and other staff for consolidated annual performance, individual team results and individual achievements and contributions over the previous fiscal year. The Compensation Committee approves the bonus pool based on the Company’s Operating Return on Annualized Equity (“Operating ROE”). For a reconciliation of net income ROE to Operating ROE, see “Reconciliation of Non-GAAP Financial Measures” in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2011, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 28, 2012.

In order for the 2011 bonus pool to have been funded at the full potential levels (i.e. 100% of all bonus potentials), the Company would have to have achieved an Operating ROE of at least 12%. This level was established with reference to our 2011 business plan and an assessment of the investment and business cycle, but also included an element of “stretch” in so far as it would not deliver on target funding unless the 2011 Operating ROE was 12% or greater. The bonus pool available to our NEOs and employees did not automatically fund in 2011 if Operating ROE was below 6%. The bonus plan, however, retained an element of discretion for exceptional circumstances enabling the Compensation Committee to apply its judgment where the formula produced a funding level which it did not believe was representative of absolute and relative individual and corporate performance.

Based on the Company’s result of a negative Operating ROE of (3.7)% in 2011, the bonus pool funding was zero but the Compensation Committee exercised its discretion and approved a bonus pool to reward the significant positive performance of certain underwriting teams and other support functions notwithstanding the overall group results.

The annual bonus component of compensation is intended to encourage all management and staff to work to improve the overall performance of the Company as measured by Operating ROE. Each employee is allocated a ‘bonus potential’ which expresses the amount of bonus they should expect to receive if the Company, the team to which they belong and they as individuals perform well. While individual bonus potentials are not capped, there is a cap on the total bonus payable in any one year, though the Compensation Committee has the discretion to vary the size of the bonus pool.

Once the bonus pool is established, underwriting and functional teams are allocated portions of the bonus pool based on their team performance as assessed by the CEO. The evaluation takes into consideration risk and performance data. The risk data available to the CEO includes internal audit reviews, underwriting reviews and reports of compliance breaches. Individuals, including the NEOs, are allocated bonuses based on their individual contribution to the business and their compliance with the Company’s governance and risk control requirements. Accomplishment of set objectives established at the individual’s annual performance review (as described in more detail below), such as financial goals, enhanced efficiencies, development of talent in their organizations and expense reductions, and any other material achievements are taken into account when assessing an individual’s contribution. We believe that basing awards on a variety of factors diversifies the risk associated with any single indicator. In particular, individual awards are not tied to formulas that could focus executives on specific short-term outcomes that might encourage excessive risk taking.

Due to the potentially significant external factors impacting our business, where for example our business plan may be reforecast quarterly, any quantitative measures indicated in an individual’s objectives may be adapted during the year to reflect changes in circumstances. These revisions may occur more than once throughout the year, and the revised plan would be used in the executives’ assessment at year-end instead of the quantification, if any, set out at the beginning of the year. We take this approach in order to ensure that our goals remain fair, relevant and responsive to the complex and dynamic nature of our business and relative to market conditions. The appraisal assesses the performance of each employee by reference to a range of objectives and expected behavioral competencies with no formulaic calculation based on revenue or quantitative targets impacting bonus or salary decisions.

In the case of the CEO, the Chairman assesses his performance against the Company’s business plan and other objectives established by the Board and makes compensation recommendations to the Compensation Committee. The Compensation Committee reviews the CEO’s achievements and determines the CEO’s bonus without recommendation from management.

The Compensation Committee reviews management’s approach to distributing the bonus pool and specifically approves the bonuses for the senior executives including the NEOs. We benchmark our bonus targets and payouts with our competitive peer group (listed earlier) and other market data from the surveys referred to earlier, to establish our position in the market. We use this information to assist us in developing a methodology for establishing the size of the bonus pool required for the Company as a whole and to establish individual bonus potentials for all employees, including the CEO and the other NEOs. For 2011, the Compensation Committee reviewed the bonus potentials of our NEOs, including our CEO, which were in the range of 100% to 175% of base salary. These levels, where applicable, are unchanged from 2010 except for the Compensation Committee’s approval of the increase of the CEO’s bonus potential from 150% to 175% of salary, to increase the bonus target from below median. The bonus potentials are indicative and do not set a minimum or a maximum limit. For example, in a loss-making year, employees may not get any bonuses. Conversely, in profitable years, employees may receive bonuses in excess of their bonus potentials.

The annual bonus awards for each of our NEOs in 2011 are illustrated in the table below (1):

		Bonus
Name and Principal Position(2)	Year	Potential %	Target ($)	Actual ($)		% of Base	% of Target

Christopher O’Kane,	2011	175%	$1,480,785	$0		0%	0%
Chief Executive Officer
Richard Houghton,	2011	100%	$593.517	$0		0%	0%
Chief Financial Officer
Mario Vitale,	2011	120%	$900,000	$900,000	(2)	120%	100%
President Aspen U.S., Co-CEO Aspen Insurance
Rupert Villers,	2011	125%	$561,435	$561,435		125%	100%
Co-CEO of Aspen Insurance
John Cavoores,	2011	125%	$600,000	$0		0%	0%
Co-CEO of Aspen Insurance

(1)	All compensation information is taken from the Summary Compensation Table for 2011. For those paid in British Pounds we have used the applicable exchange rate for 2011 as disclosed in such year’s Summary Compensation Table.

(2)	Mr. Vitale’s 2011 bonus reflects a contractual obligation agreed upon joining us during 2011 in order to reflect lost bonus potential opportunity at his former employer.

Individual contributions to our corporate goals are taken into consideration through our annual appraisal process, whereby at the outset of each year objectives are established and achievement of these goals is assessed at the end of each performance year. The 2011 performance objectives for Christopher O’Kane, our CEO, were to achieve the 2011 business plan, build our U.S. insurance platform, evaluate and implement specific initiatives by segment as identified in the 2011 business plan, cause the effective implementation of all necessary measures towards achieving internal model approval for and compliance with Solvency II, complete the branding project and define our value proposition to both insurance and reinsurance customers.

Mr. O’Kane achieved his objectives except for the Company’s financial performance which was not achieved predominantly as a result of the significant catastrophe losses, which adversely impacted our results in 2011. As a result, the Compensation Committee decided that it was appropriate to award no bonus to the CEO due to the overall corporate performance.

The 2011 performance objectives for Richard Houghton, our Chief Financial Officer, included delivery of an excellent business planning process, review and recommendation of enhancements to capital efficiency, review and recommendation of the finance function’s operating model and a review of the current investment portfolio with a consideration of an allocation to equity investments.

Notwithstanding Mr. Houghton’s achievement of several of his objectives, the Compensation Committee decided that it was appropriate to award no bonus to the CFO due to the overall corporate performance.

The bonus awarded to Mario Vitale, our current Co-CEO of Aspen Insurance and President of Aspen U.S. Insurance, reflected a guaranteed amount as part of the recruitment process to join us in order to reflect lost bonus opportunity at his former employer. The bonus therefore did not specifically reflect Mr. Vitale’s performance, though a significant part of Mr. Vitale’s role was to continue to develop and lead our U.S. insurance platform. At the time that Mr. Vitale joined us, the Compensation Committee also approved a payment of $1 million which was a cash replacement for forfeited bonus and other stock awards from his prior employer. Mr. Vitale will be required to pay this $1 million to the Company if Mr. Vitale terminates his employment agreement within one year after commencement.

The 2011 performance objectives for Rupert Villers, our Co-CEO of Aspen Insurance, included delivery of Aspen Insurance’s business plan and Aspen Insurance’s objectives, establishment of an efficient and integrated relationship with the Co-CEO of Aspen Insurance, the development of the U.K. regional and Swiss operations and development of an integrated approach to certain underwriting teams.

The Compensation Committee approved a bonus award of $561,435 (£350,000), 100% of Mr. Villers’ bonus potential in recognition of the insurance segment’s positive contribution to the group’s performance in 2011, and in particular the strong performance of certain accounts within international insurance.

The 2011 performance objectives for John Cavoores, our former Co-CEO of Aspen Insurance, included delivery of Aspen Insurance’s business plan, building a proper infrastructure to support build out of U.S. Insurance and where possible, implementing global product/service solutions, and creating a spirit of team across insurance with special attentions to U.S. teams. Mr. Cavoores did not receive a bonus award and was not eligible for bonus consideration as he stepped down from his role as Co-CEO of Aspen Insurance with effect January 1, 2012.

Equity Compensation

We believe that a substantial portion of each NEO’s compensation should be in the form of equity awards and that such awards serve to align the interests of NEOs and our shareholders. The opportunities for executives to build wealth through stock ownership both attract talent to the organization and also contribute to retaining that talent. Vesting schedules require executives to stay with the organization for defined periods before they are eligible to exercise options or receive shares. Performance conditions are used to ensure that the share awards are linked to the performance of the business. Equity awards to our NEOs are made pursuant to the Aspen Insurance Holdings Limited 2003 Share Incentive Plan, as amended (“2003 Share Incentive Plan”).

Long-Term Incentive Awards.  The Company operates a Long-Term Incentive Plan (“LTIP”) for key employees under which annual grants are made. In 2011 the Compensation Committee approved grants of performance shares solely. We believe that performance shares provide stronger retention for executives across the cycle and provide strong incentives for executives to meet the performance conditions required for vesting. The performance criteria are based on a carefully considered business plan. In conjunction with views expressed by Towers Watson, the Compensation Committee are in agreement that the criteria do not cause executives to take undue risks or be careless in their actions for longer term gain.

Employees are considered eligible for a long-term incentive award based on seniority, performance and their longer-term potential.

The number of performance shares and any other awards available for grant each year are determined by the Compensation Committee. The Compensation Committee takes into account the cost and annual share usage under the 2003 Share Incentive Plan, the number of employees who will be participating in the plan, market data from competitors in respect of the percentage of outstanding shares made available for annual grants to employees and the need to retain and motivate key employees. In 2011, 890,794 performance shares were granted. Performance share awards were made by grant value to all NEOs. In total, we granted performance share awards to 192 employees.

As with awards granted in 2010, the performance shares granted in 2011 are subject to a three-year vesting period with a separate annual ROE test for each year. One-third of the grant will be eligible for vesting each year. In response to the economic environment on our business model and to ensure that the targets for our long-term incentive plan involve a degree of stretch, but are not set at levels which are unlikely to be reached or that may cause individuals to focus on top line results that could create a greater risk to the Company, the Compensation Committee agreed to establish the performance criteria for performance share awards made in 2011 (for 1/3 of the grant which is subject to the 2011 performance test) at a lower threshold than those awarded in 2010. The 2011 criteria are as follows:

•	If the ROE achieved in 2011 is less than 6%, then the portion of the performance shares subject to the vesting conditions in such year will be forfeited (i.e. 33.33% of the initial grant);

•	If the ROE achieved in 2011 is between 6% and 11%, then the percentage of the performance shares eligible for vesting will be between 10% and 100% on a straight-line basis;

•	If the ROE achieved in 2011 is between 11% and 21%, then the percentage of the performance shares eligible for vesting will be between 100% and 200% on a straight-line basis; provided however that if the ROE for 2011 is greater than 11% and the average ROE for 2011 and the previous year is less than 6%, then only 100% of the shares eligible for vesting in such year shall vest.

The Compensation Committee also agreed that it will determine the vesting conditions for the 2012 and 2013 portions of the 2011 performance shares in such years taking into consideration the market conditions and the Company’s business plans at the commencement of the years concerned. At its meeting held on February 1, 2012, the Compensation Committee approved the vesting conditions for the portion of the 2011 performance shares subject to 2012 performance testing. If the ROE achieved in 2012 is less than 5%, then the portion of the performance shares subject to the vesting conditions in such year will be forfeited (i.e. 33.33% of the initial grant). If the ROE achieved in 2012 is between 5% and 10%, then the percentage of the performance shares eligible for vesting will be between 10% and 100% on a straight-line basis. If the ROE achieved in 2012 is between 10% and 20%, then the percentage of the performance shares eligible for vesting will be between 100% and 200% on a straight-line basis.

Awards deemed to be eligible for vesting will be “banked” and all shares which ultimately vest will be issued following the completion of the three-year vesting period and approval of the 2013 ROE. The performance share awards are designed to reward executives based on the Company’s performance. By ensuring that a minimum ROE threshold is established before shares can be banked, we ensure executives are not rewarded for a performance that is below the cost of capital. On the other hand, if we achieve an ROE above expectations, executives are rewarded and will bank additional shares. This approach aligns executives with the interests of shareholders and encourages management to focus on delivering strong results. A cap of 21% ROE for the 2011 portion of the grant is seen as a responsible maximum in the current environment, given that returns above such a level may require a level of risk-taking beyond the parameters of our business model.

In respect of the 2012 awards, the Compensation Committee approved a mix of performance shares and RSUs. The awards remain predominantly performance-based in line with our compensation philosophy with a smaller portion in RSUs to reflect current market practice. For further details of the 2012 awards, see “Narrative Description of Summary Compensation and Grants of Plan-Based Awards — 2012 Awards” below.

With respect to the 2009, 2010 and 2011 performance shares, one-third of the grant subject to the 2011 ROE test were forfeited based on our 2011 ROE of (5.3)%.

The outcomes of the performance tests on our current performance share plans are illustrated in the table below.

Year	2007	2008	2009	2010	2011(2)	2012

Threshold ROE	10%	10%	7%	7%	6%	—
Target ROE	15%	15%	12%	12%	11%	—
Actual ROE	21.6%	3.3%	18.4%	11.2%	(5.3)%	—
2009 Performance share awards(1)	N/A	N/A	164%	85.6%	0%	N/A
2010 Performance share awards(1)	N/A	N/A	N/A	85.6%	0%	—
2011 Performance share awards(1)	N/A	N/A	N/A	N/A	0%	—

(1)	Represents annual performance test; percentage to be applied to 33.3% of the original grant

(2)	Represents the performance test for one-third of the grant (2011 portion only).

The grants for the NEOs under the LTIP were made in February 2011 (at the time that bonus awards for 2010 were paid), with the exception of Mr. Vitale whose grant under the LTIP was made in March 2011 when he commenced his employment with the Company, and were as follows (fair values of the awards have been calculated in accordance with FASB ASC Topic 718):

	2011 LTIP Grants
	Amount of	Fair Value
Name and Principal Position	Performance Shares	of Award

Christopher O’Kane, Chief Executive Officer	83,278	$2,350,105
Richard Houghton, Chief Financial Officer	24,983	$705,020
Mario Vitale, President Aspen U.S., Co-CEO Aspen Insurance	31,669	$792,992
Rupert Villers, Co-CEO of Aspen Insurance	49,967	$1,410,069
John Cavoores, Co-CEO of Aspen Insurance	49,967	$1,410,069

Mr. O’Kane’s award reflected his very strong performance against his 2010 objectives, which included delivery of solid results for the Company with $312.7 million of net income in a tough environment as well as achievements in several key areas of developing the business. Key achievements included good progress on delivering a group strategy and progress towards preparing the Company for Solvency II, good capital management (particularly the share repurchases) and progress made in reviewing the Company’s brand.

Mr. Houghton’s award reflected his work on significant capital management initiatives in 2010, including $407.8 million of share repurchases, and the issuance of $250.0 million 6% Senior Notes in light of favorable market conditions in 2010. In respect of his corporate development role, he led a number of acquisition evaluations which were well handled. Mr. Houghton’s award also reflected his broader responsibilities over IT and Human Resources (HR).

Mr. Vitale’s award was to incentivize a new hire as a senior executive in a key position, under which he is responsible for building out the U.S. insurance platform, which is of strategic importance to the Company’s objectives.

Mr. Villers’ award reflected the significant work he undertook to reform and reposition our underwriting strategies to improve insurance’s performance, which resulted in many underwriting teams delivering improved performance in 2010. Mr. Villers’ award also reflected his effective leadership as Co-CEO of Aspen Insurance with Mr. Cavoores.

Mr. Cavoores’ award was to incentivize him in his new role as an executive, co-leading Aspen Insurance, with particular focus on the U.S. lines.

While the bulk of our performance share awards to NEOs have historically been made pursuant to our annual grant program, the Compensation Committee retains the discretion to make additional awards at other times in connection with the initial hiring of a new officer, for retention purposes or otherwise. We refer to such grants as “ad hoc” awards. No “ad hoc” grants were made to NEOs in 2011.

Other Stock Grants.  The Company awards time-vesting restricted share units (“RSUs”) selectively to employees under certain circumstances. RSUs vest solely based on continued service and are not subject to performance conditions. Typically, RSUs have been used to compensate newly hired executives for loss of stock value from awards that were forfeited when they left their previous company. The RSUs granted vest in one-third tranches over three years. Mr. Vitale was granted 84,893 RSUs for forfeiture of certain stock awards and other benefits from his prior employer and to incentivize him to accept our offer of employment. Mr. Vitale received this RSU grant on March 21, 2011, the commencement of his employment, where the grant date fair value of the RSUs was determined as $2,125,721. No other RSU grants were made to the NEOs in 2011.

Employee Stock Purchase Plans.  Plans were established following shareholder approval for an Employee Share Purchase Plan, a U.K. Sharesave Plan and an International Plan. Alongside employees, NEOs are eligible to participate in the appropriate plan in operation in their country of residence. Participation in the plans is entirely optional.

Mr. O’Kane participated in the U.K. Sharesave Plan, whereby he can save up to £250 per month over a three year period, at the end of which he will be eligible to purchase Company shares at the option price of

£13.62 ($21.46) (the price was determined based on the average of the highest and lowest stock for the three days preceding the invitation date of November 22, 2011).

Messrs. Cavoores, Houghton, Villers and Vitale elected not to participate in the plan.

Stock Ownership Guidelines.  Our stock ownership guidelines are intended to work in conjunction with our established “Policy on Insider Trading and Misuse of Inside Information”, which, among other things, prohibits buying or selling puts or call, pledging of shares, short sales and trading of Company shares on a short term basis. The Stock Ownership guidelines apply to all members of the Group Executive Committee and adhere to the following key principles:

•	All Company shares owned by Group Executive Committee members will be held in own name or joint with spouse;

•	All Company shares owned by Group Executive Committee members should be held in a Merrill Lynch brokerage account or other Company approved broker;

•	Executive Directors should inform the Chief Executive Officer and the Chairman if they plan to trade Aspen shares, and should provide detailed reasons for sale upon request;

•	Other Group Executive Committee members should obtain permission to trade from the Chief Executive Officer and provide detailed reasons for sale upon request;

•	The Compensation Committee will be informed on a quarterly basis of all trading of stock by all Aspen employees;

•	Recommendation that sales by Group Executive Committee members be undertaken using SEC Rule 10b5-1 trading programs, where possible with the additional cost of administration connected with such trades to be paid by the Company;

•	It is prohibited for Company shares to be used as collateral for loans, purchasing of Company stock on margin or pledging Company stock in a margin account; and

•	The Chief Executive Officer should inform the Chairman of any decision to sell stock.

In reviewing any request to trade, the Chief Executive Officer will take into consideration:

•	the amount of stock that an executive holds, the duration of the period over which that stock has been held and the amount of stock being requested to be sold;

•	the nature of the role held by the executive;

•	any reasons related to hardship, retirement planning, divorce etc. that would make a sale of stock required;

•	the history of trading by the executive;

•	the remaining stock holdings left after the sale; and

•	the market conditions and other factors which relate to the Company’s trading situation at the proposed time of sale.

Further, on February 1, 2012, the Compensation Committee approved further share ownership guidelines applicable to the CEO, which require him to work towards a shareholding of five times base salary by 2017 (shares and awards issued or granted prior to the approval of these guidelines are not taken into account for purposes of these guidelines).

Clawback Policy

In 2010, the Compensation Committee adopted a clawback policy to bonus and LTIP awards granted to executive officers, including the NEOs. From 2010, in circumstances where there is a subsequent and material negative restatement of the Company’s published financial results as a result of fraud, the Company will seek to recover any erroneously paid performance-based compensation.

Benefits and Perquisites

Perquisites.  Mr. Vitale joined the Company in March 2011. In connection with our recruitment of Mr. Vitale, we provided him with relocation and temporary housing benefits, in accordance with our relocation policy, to defray some of the costs he incurred by relocating from Switzerland to the United States to join the Company. As additional recruitment incentives, we agreed to provide supplemental life and long-term disability benefits that are comparable to the coverage Mr. Vitale received from his prior employer, and we also made tax gross up payments to Mr. Vitale in respect of his relocation reimbursement and supplemental life and long-term disability benefits. We also established a Supplemental Executive Retirement Plan in order to maintain the pension levels available to Mr. Vitale at his prior employer. Under the Supplemental Executive Retirement Plan, Mr. Vitale is eligible for Company contributions of amounts that could not be contributed to the Company’s qualified defined contribution plan due to U.S. Internal Revenue Code income limits.

Change in Control and Severance Benefits

In General.  We provide the opportunity for certain of our NEOs to be protected under the severance and change in control provisions contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent for the position. Our severance and change in control provisions for the named executive officers are summarized in “— Employment Agreements” and “— Potential Payments upon Termination or Change in Control.”

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth, for the years ended December 31, 2011, 2010 and 2009, the compensation for services in all capacities earned by the Company’s Chief Executive Officer, Chief Financial Officer and its next three most highly compensated executive officers. These individuals are referred to as the “named executive officers.”

2011 Summary Compensation Table (1)

						Change in
						Pension Value
						and
						Nonqualified
				Stock	Option	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)(2)	($)(3)	($)(4)	($)	Earnings ($)	($)	Total ($)

Christopher O’Kane,	2011	$827,114	$0	$2,350,105			$165,424	$3,342,643
Chief Executive	2010	$741,984	$881,106	$2,807,090			$148,397	$4,578,577
Officer(5)	2009	$740,408	$2,256,480	$2,792,710	—	—	$133,273	$5,922,871
Richard Houghton,	2011	$589,507	$0	$705,020			$93,830	$1,388,357
Chief Financial	2010	$556,488	$367,128	$654,985			$89,038	$1,667,639
Officer(6)	2009	$560,203	$902,592	$930,903	—		$79,248	$2,472,946
Mario Vitale,	2011	$588,462	$900,000	$2,918,713			$1,176,457	$5,583,632
President Aspen U.S., Co-CEO Aspen Insurance(7)
Rupert Villers,	2011	$449,148	$561,435	$1,410,069			$69,623	$2,490,275
Co-CEO of Aspen	2010	$486,927	$386,450	$701,766			$75,474	$1,650,617
Insurance(8)	2009	$329,070	$756,861	$558,551			$51,006	$1,695,488
John Cavoores,	2011	$480,000	$0	$1,410,069			$24,500	$1,914,569
Co-CEO of Aspen	2010	$80,000	$75,000	$462,141			$132,000	$749,141
Insurance(9)	2009	—	—	—	—	—	—	—

(1)	Unless otherwise indicated, compensation payments paid in British Pounds have been translated into U.S. Dollars at the average exchange rate of $1.6041 to £1, $1.5458 to £1 and $1.567 to £1 for 2011, 2010 and 2009, respectively.

(2)	The salaries provided represent earned salaries.

(3)	For a description of our bonus plan, see “Compensation Discussion and Analysis — Cash Compensation — Annual Cash Bonuses” above.

(4)	Consists of performance share awards and/or RSUs, as applicable. Valuation is based on the grant date fair values of the awards calculated in accordance with FASB ASC Topic 718, without regard to forfeiture assumptions. The performance share awards’ potential maximum value, assuming the highest level of performance conditions are met are $4,700,210, $1,410,041, $3,861,965, $2,820,137 and $2,820,137 for Messrs. O’Kane, Houghton, Vitale, Villers and Cavoores, respectively. Please refer to Note 16 of our consolidated financial statements for the assumptions made with respect to these awards.

(5)	Mr. O’Kane’s compensation was paid in British Pounds. With respect to 2011 “All Other Compensation,” this consists of the Company’s contribution to the pension plan (including any pension opt out lump sum payments) of $165,424.

(6)	Mr. Houghton’s compensation was paid in British Pounds. With respect to 2011 “All Other Compensation” this consists of the Company’s contribution to the pension plan (including any pension opt out lump sum payments) of $93,830.

(7)	Mr. Vitale’s compensation was paid in U.S. Dollars. His bonus amount of $900,000 represented a guaranteed bonus amount in connection with his recruitment per contractual obligations. Of the $2,918,713 in stock awards, $2,125,721 represents the grant date fair value of RSUs awarded for forfeiture of certain stock awards and other benefits from his prior employer and the remaining $792,992 represents the grant fair value of performance shares. With respect to “All Other Compensation” this includes (i) a 6-month housing allowance in respect of his repatriation from Zurich to the U.S. of $61,340, (ii) shipment costs of $11,105, (iii) the Company’s contribution to a Supplemental Executive Retirement Plan of $30,300 for

2011, (iv) a profit sharing contribution of $14,700 for 2011, (v) additional premium paid for additional life insurance of $5,190, (vi) additional premium for supplemental disability income insurance of $13,982, (vii) a tax-gross-up payment in respect of Mr. Vitale’s (a) temporary housing allowance of $26,471, (b) shipment costs of $4,978, (c) executive life assurance of $1,022 and (d) disability income insurance of $7,225, and (viii) a cash replacement payment for forfeited bonus for prior years and the loss of certain stock awards from his prior employer of $1,000,000 for 2011. Mr. Vitale joined the Company effective March 21, 2011 and therefore received no compensation during 2010 and 2009.

(8)	Mr. Villers’s compensation was paid in British Pounds. With respect to 2011 “All Other Compensation,” this consists of (i) the Company’s contribution to the pension plan (including any pension opt out lump sum payments as applicable) of $69,623.

(9)	Mr. Cavoores’s compensation was paid in U.S. Dollars. With respect to 2011 “All Other Compensation,” this consists of the Company’s contribution to the pension plan (consisting of profit sharing and matching contributions) of $24,500. This table does not include contributions made by the Company to Mr. Cavoores in respect of his role as a non-executive director of the Company in 2010 and 2009. Mr. Cavoores was not an executive officer at any time during 2009 and as such received no compensation in respect of an executive role during 2009.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of options to purchase ordinary shares and other awards granted during the twelve months ended December 31, 2011 to the named executive officers:

						All Other
						Stock Awards:	Grant Date
			Estimated Future Payout Under			Number of	Fair Value
			Equity Incentive Plan Awards			Shares of Stocks	of Stock
	Grant	Approval	Threshold	or Units	Maximum	or Units	Awards
Name	Date(1)	Date(1)	(#)(2)	(#)(2)	(#)(3)	(#)(4)	(#)(5)

Christopher O’Kane	02/09/2011	02/03/2011	0	83,278	110,037		$2,350,105
Richard Houghton	02/09/2011	02/03/2011	0	24,983	33,311		$705,020
Mario Vitale	03/21/2011	02/03/2011	0	31,669	42,225		$792,992
	03/21/2011	02/03/2011				84,893	$2,125,721
Rupert Villers	02/09/2011	02/03/2011	0	49,967	66,623		$1,410,069
John Cavoores	02/09/2011	02/03/2011	0	49,967	66,623		$1,410,069

(1)	In 2007, we adopted a policy whereby the Compensation Committee approves annual grants at a regularly scheduled meeting. However, if such a meeting takes place while the Company is in a close period (i.e., prior to the release of our quarterly or yearly earnings), the grant date will be the day on which our close period ends. The approval date of February 3, 2011 was during our close period, and therefore the grant date was February 9, 2011, the day our close period ended. In the case of Mr. Vitale, the grant date was the date of the commencement of his his employment with us.

In respect of ad hoc grants of RSUs (if not in a close period), in particular with respect to new hires, the grant date is the later of (i) the date on which the Compensation Committee approves the grant or (ii) the date on which the employee commences employment with the Company.

(2)	Under the terms of the 2011 performance share awards, one-third of the grant is eligible for vesting each year. If the 2011 ROE is less than 6%, then the portion of the grant for such year will not vest and is forfeited. If the 2011 ROE is between 6% and 11%, the percentage of the performance shares eligible for vesting in that year will be between 10% and 100% on a straight-line basis. If the 2011ROE is between 11% and 21%, then the percentage of the performance shares eligible for vesting will be between 100% and 200% on a straight-line basis; provided however that if the ROE for 2011 is greater than 11% and the average ROE for 2011 and the previous year is less than 6%, then only 100% of the shares eligible for vesting in such year shall vest. The Compensation Committee also agreed that it will determine the vesting conditions for the 2012 and 2013 portions of the 2011 performance shares in such years taking into consideration the market conditions and the Company’s business plans at the commencement of the years concerned. For the purpose of this table, the amounts provided represent 100% of the performance shares vested for each portion of the grant subject to the separate annual ROE test. For a more detailed description of our performance share awards granted in 2011, refer to “Narrative Description of Summary Compensation and Grants of Plan-Based Awards — Share Incentive Plan — 2011 Performance Share Awards” below.

(3)	Amounts provided represent no vesting (forfeiture) in respect of one-third of the initial grant as our ROE for 2011 was (5.3)%, and assumes a vesting of 200% for the remaining two-thirds of the performance shares.

(4)	For a description of our RSUs, refer to “Narrative Description of Summary Compensation and Grants of Plan-Based Awards — Share Incentive Plan — Resticted Share Units” below.

(5)	Valuation is based on the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718, without regard to forfeiture assumptions, which is $28.22 for the performance shares granted on February 9, 2011 and $25.04 for the performance shares granted to Mr. Vitale on March 21, 2011. Refer to Note 16 of our consolidated financial statements for the assumptions made with respect to our performance share awards.

Narrative Description of Summary Compensation and Grants of Plan-Based Awards

Share Incentive Plan

We have adopted the Aspen Insurance Holdings Limited 2003 Share Incentive Plan, as amended (the “2003 Share Incentive Plan”) to aid us in recruiting and retaining key employees and directors and to motivate such employees and directors. The 2003 Share Incentive Plan was amended at our annual general meeting in 2005 to increase the number of shares that can be issued under the plan. The total number of ordinary shares that may be issued under the 2003 Share Incentive Plan is 9,476,553. On February 5, 2008, the Compensation Committee of the Board approved an amendment to the 2003 Share Incentive Plan providing delegated authority to subcommittees or individuals to grant RSUs to individuals who are not “insiders” subject to Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) or are not expected to be “covered persons” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The 2003 Share Incentive Plan provides for the grant to selected employees and non-employee directors of share options, share appreciation rights, restricted shares and other share-based awards. The shares subject to initial grant of options (the “initial grant options”) represented an aggregate of 5.75% of our ordinary shares on a fully diluted basis (3,884,030 shares), assuming the exercise of all outstanding options issued to Wellington and the Names’ Trustee. In addition, an aggregate of 2.5% of our ordinary shares on a fully diluted basis (1,840,540 shares), were reserved for additional grant or issuance of share options, share appreciation rights, restricted shares and/or other share-based awards as and when determined in the sole discretion of the Board or the Compensation Committee. No award may be granted under the 2003 Share Incentive Plan after the tenth anniversary of its effective date. The 2003 Share Incentive Plan provides for equitable adjustment of affected terms of the plan and outstanding awards in the event of any change in the outstanding ordinary shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of shares or other corporate exchange, or any distribution to shareholders of shares other than regular cash dividends or any similar transaction. In the event of a change in control (as defined in the 2003 Share Incentive Plan), the Board or the Compensation Committee may accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award (except that shares subject to the initial grant options shall vest); or cancel awards for fair value; or provide for the issuance of substitute awards that substantially preserve the terms of any affected awards; or provide that for a period of at least 15 days prior to the change in control share options will be exercisable and that upon the occurrence of the change in control, such options shall terminate and be of no further force and effect.

Initial Options.  The initial grant options have a term of ten years and an exercise price of $16.20 per share, which price was calculated based on 109% of the calculated fair market value of our ordinary shares as of May 29, 2003 and was determined by an independent consultant. Sixty-five percent (65%) of the initial grant options are subject to time-based vesting with 20% vesting upon grant and 20% vesting on each December 31 of calendar years 2003, 2004, 2005 and 2006. The remaining 35% of the initial grant options are subject to performance-based vesting determined by achievement of ROE targets, and subject to achieving a threshold combined ratio target, in each case, over the applicable one or two-year performance period. Initial grant options that do not vest based on the applicable performance targets may vest in later years to the extent performance in such years exceeds 100% of the applicable targets, and in any event, any unvested and outstanding performance-based initial grant options will become vested on December 31, 2009. Upon termination of a participant’s employment, any unvested options shall be forfeited, except that if the termination is due to death or disability (as defined in the option agreement), the time-based portion of the initial grant options shall vest to the extent such option would have otherwise become vested within 12 months immediately succeeding such termination due to death or disability. Upon termination of employment, vested initial grant options will be exercisable, subject to expiration of the options, until (i) the first anniversary of termination due to death or disability or, for nine members of senior management, without cause or for good reason (as those terms are defined in the option agreement), (ii) six months following termination without cause or for good reason for all other participants, (iii) three months following termination by the participant for any reason other than those stated in (i) or (ii) above or (iv) the date of termination for cause. As provided in the 2003 Share Incentive Plan, in the event of a change in control unvested and outstanding initial grant options shall immediately become fully vested. As at December 31, 2009, all of the options have vested.

The initial grant options may be exercised by payment in cash or its equivalent, in ordinary shares, in a combination of cash and ordinary shares, or by broker-assisted cashless exercise. The initial grant options are not transferable by a participant during his or her lifetime other than to family members, family trusts, and family partnerships.

2004 Options.  In 2004, we granted a total of 500,113 nonqualified stock options to various employees of the Company. Each nonqualified stock option represents the right and option to purchase, on the terms and conditions set forth in the agreement evidencing the grant, ordinary shares of the Company, par value 0.15144558 cent per share. The exercise price of the shares subject to the option is $24.44 per share, which as determined by the 2003 Share Incentive Plan is based on the arithmetic mean of the high and low prices of the ordinary shares on the grant date as reported by the NYSE. Of the total grant of 2004 options, 51.48% have vested. The remaining amounts have been forfeited due to the performance targets not being met.

2005 Options.  On March 3, 2005, we granted an aggregate of 512,172 nonqualified stock options. The exercise price of the shares subject to the option is $25.88 per share, which as determined by the 2003 Share Incentive Plan is based on the arithmetic mean of the high and low prices of the ordinary shares on the grant date as reported by the NYSE. We also granted an additional 13,709 nonqualified stock options during 2005; the exercise price of those shares varied from $25.28 to $26.46. The ROE target was not met in 2005, and as a result, all granted options have been forfeited.

2006 Options.  On February 16, 2006, we granted an aggregate of 1,072,490 nonqualified stock options. The exercise price of the shares subject to the option is $23.65 per share, which as determined by the 2003 Share Incentive Plan is based on the arithmetic mean of the high and low prices of the ordinary shares on February 17, 2006 as reported by the NYSE. We granted an additional 142,158 options on August 4, 2006, for an exercise price of $23.19. Of the total grant, 92.2% have vested, with the remaining amounts forfeited due to performance targets not being met.

2007 Options.  On May 1, 2007, the Compensation Committee approved a grant of an aggregate of 607,641 nonqualified stock options with a grant date of May 4, 2007. The exercise price of the shares subject to the option is $27.28 per share, which as determined by the 2003 Share Incentive Plan is based on the arithmetic mean of the high and low prices of the ordinary shares on May 4, 2007 as reported by the NYSE. The Compensation Committee granted an additional 15,198 options on October 22, 2007, for an exercise price of $27.52.

The options became fully vested and exercisable upon the third anniversary of the date of grant, subject to the optionee’s continued employment with the Company (and lack of notice of resignation or termination). The option grants are not subject to performance conditions. In the event the optionee is terminated for cause (as defined in the option agreement), the vested option shall be immediately canceled without consideration to the extent not previously exercised.

The optionee may exercise all or any part of the vested option at any time prior to the earliest to occur of (i) the seventh anniversary of the date of grant, (ii) the first anniversary of the optionee’s termination of employment due to death or disability (as defined in the option agreement), (iii) the first anniversary of the optionee’s termination of employment by the Company without cause (for any reason other than due to death or disability), (iv) three months following the date of the optionee’s termination of employment by the optionee for any reason (other than due to death or disability), or (v) the date of the optionee’s termination of employment by the Company for cause (as defined in the option agreement).

Restricted Share Units.  In 2009, we granted 97,389 RSUs to our employees which vest in one-third tranches over three years. In 2010, we granted 168,707 RSUs to our employees which vest in one-third tranches over three years. In 2011, we granted 183,019 RSUs to our employees which vest in one-third tranches over three years. Vesting of a participant’s units may be accelerated, however, if the participant’s employment with the Company and its subsidiaries is terminated without cause (as defined in such participant’s award agreement), on account of the participant’s death or disability (as defined in such participant’s award agreement), or, with respect to some of the participants, by the participant with good reason (as defined in such participant’s award agreement). Participants will be paid one ordinary share for each unit that vests as soon as practicable following the vesting date.

Recipients of the RSUs generally will not be entitled to any rights of a holder of ordinary shares, including the right to vote, unless and until their units vest and ordinary shares are issued; provided, however, that participants will be entitled to receive dividend equivalents with respect to their units. Dividend equivalents will be denominated in cash and paid in cash if and when the underlying units vest. Participants may, however, be permitted by the Company to elect to defer the receipt of any ordinary shares upon the vesting of units, in which case payment will not be made until such time or times as the participant may elect. Payment of deferred share units would be in ordinary shares with any cash dividend equivalents credited with respect to such deferred share units paid in cash.

2004 Performance Share Awards.  On December 22, 2004, we granted an aggregate of 150,074 performance share awards to various employees of the Company. Each performance share award represents the right to receive, on the terms and conditions set forth in the agreement evidencing the award, a specified number of ordinary shares of the Company, par value 0.15144558 cent per share. Payment of performance shares is contingent upon the achievement of specified ROE targets. With respect to the 2004 performance share awards, 17.16% of the total grant has vested. The remainder of the 2004 performance share grants was forfeited due to the non-achievement of performance targets.

2005 Performance Share Awards.  On March 3, 2005, we granted an aggregate of 123,002 performance share awards to various officers and other employees and an additional 8,225 performance share awards were granted in 2005. Each performance share award represents the right to receive, on the terms and conditions set forth in the agreement evidencing the award, a specified number of ordinary shares of the Company, par value 0.15144558 cent per share. Payment of performance shares is contingent upon the achievement of specified ROE targets. All 2005 performance share awards were forfeited as the performance targets were not met.

2006 Performance Share Awards.  On February 16, 2006, we granted an aggregate of 316,912 performance share awards to various officers and other employees. We granted an additional 1,042 performance share awards on August 4, 2006. Each performance share award represents the right to receive, on the terms and conditions set forth in the agreement evidencing the award, a specified number of ordinary shares of the Company, par value 0.15144558 cent per share. Payment of performance shares is contingent upon the achievement of specified ROE targets. Of the total grant, 92.2% have vested, with the remaining amounts forfeited due to performance targets not being met.

2007 Performance Share Awards.  On May 1, 2007, the Compensation Committee approved a grant of an aggregate of 427,796 performance share awards with a grant date of May 4, 2007. The Compensation Committee granted an additional 11,407 performance shares with a grant date of October 22, 2007. Each performance share award represents the right to receive, on the terms and conditions set forth in the agreement evidencing the award, a specified number of ordinary shares of the Company, par value 0.15144558 cent per share. Of the total grant, 82.9% vested and were issuable upon the filing of the annual report on Form 10-K for the year ended December 31, 2010, with the remaining amounts forfeited due to performance targets not being met.

Payment of vested performance shares occurred as soon as practicable after the date the performance shares vested. Participants may be required to pay to the Company, and the Company will have the right to withhold, any applicable withholding taxes in respect of the performance shares. Performance shares may not be assigned, sold or otherwise transferred by participants other than by will or by the laws of descent and distribution.

2008 Performance Share Awards.  On April 29, 2008, the Compensation Committee approved a grant of an aggregate of 587,095 performance share awards with a grant date of May 2, 2008. Each performance share award represents the right to receive, on the terms and conditions set forth in the agreement evidencing the award, a specified number of ordinary shares of the Company, par value 0.15144558 cent per share. Payment of performance shares is contingent upon the achievement of specified ROE tests each year. Of the total grant,

55.2% vested and were issuable upon the filing of the annual report on Form 10-K for the year ended December 31, 2010, with the remaining amounts forfeited due to performance targets not being met.

Payment of vested performance shares occurred as soon as practicable after the date the performance shares vested. Participants may be required to pay to the Company, and the Company will have the right to withhold, any applicable withholding taxes in respect of the performance shares. Performance shares may not be assigned, sold or otherwise transferred by participants other than by will or by the laws of descent and distribution.

2009 Performance Share Awards.  On April 28, 2009, the Compensation Committee approved a grant of an aggregate of 912,931 performance share awards with a grant date of May 1, 2009. On October 27, 2009, the Compensation Committee approved an additional grant of 15,221 performance share awards with a grant date of October 30, 2009. Each performance share award represents the right to receive, on the terms and conditions set forth in the agreement evidencing the award, a specified number of ordinary shares of the Company, par value 0.15144558 cent per share. Payment of performance shares is contingent upon the achievement of specified ROE tests each year. Based on the achievement of a 2009 ROE of 18.4%, 164% of one-third of the 2009 performance share award is eligible for vesting. Based on the achievement of a 2010 ROE of 11.2%, 85.6% of one-third of the 2009 performance share award is eligible for vesting. Based on the achiement of a negative 2011 ROE of (5.3)%, one-third of the 2009 performance awards was forfeited. Therefore, of the total grant, 83.2% have vested and are issuable upon the filing of this report, with the remaining amounts forfeited due to performance targets not being met.

Payment of vested performance shares will occur as soon as practicable after the date the performance shares become vested. Participants may be required to pay to the Company, and the Company will have the right to withhold, any applicable withholding taxes in respect of the performance shares. Performance shares may not be assigned, sold or otherwise transferred by participants other than by will or by the laws of descent and distribution.

2010 Performance Share Awards.  On February 8, 2010, the Compensation Committee approved a grant of an aggregate of 720,098 performance share awards with a grant date of February 11, 2010. An additional 12,346 performance shares were granted on April 16, 2010. On October 26, 2010, the Compensation Committee approved a grant of 17,693 performance shares with a grant date of November 1, 2010. Each performance share award represents the right to receive, on the terms and conditions set forth in the agreement evidencing the award, a specified number of ordinary shares of the Company, par value 0.15144558 cent per share. Payment of performance shares is contingent upon the achievement of specified ROE tests each year.

One-third (1/3) of the performance shares will become eligible for vesting upon the later of (i) the date the Company’s outside auditors complete the audit of the Company’s financial statements containing the information necessary to compute its ROE for the fiscal year ended December 31, 2010, or (ii) the date such ROE is approved by the Board or an authorized committee thereof (the “2010 Performance Award”). No performance shares will become eligible for vesting for the 2009 Performance Award if the ROE for the 2010 fiscal year is less than 7%. If the Company’s ROE for the 2010 fiscal year is between 7% and 12%, then 10% to 100% of the 2010 Performance Award will be eligible for vesting on a straight-line basis. If the ROE for the 2010 fiscal year is between 12% and 22%, then 100% to 200% of the 2010 Performance Award will become eligible for vesting on a straight-line basis. However, if the ROE for the 2010 fiscal year is greater than 12% and the average ROE over 2010 and the immediately preceding fiscal year is less than 7%, then the percentage of eligible shares for vesting will be 100%. If the ROE for the 2010 fiscal year is greater than 12% and the average ROE over 2010 and the immediately preceding fiscal year is 7% or greater, then the percentage of eligible shares for vesting will vest in accordance with the schedule for vesting described above. There is no additional vesting if the 2010 ROE is greater than 22%. Based on the achievement of a 2010 ROE of 11.2%, 85.6% of one-third of the 2010 performance share award is eligible for vesting.

One-third (1/3) of the performance shares will become eligible for vesting upon the later of (i) the date the Company’s outside auditors complete the audit of the Company’s financial statements containing the information necessary to compute its ROE for the fiscal year ended December 31, 2011, or (ii) the date such ROE is approved by the Board or an authorized committee thereof (the “2011 Performance Award”). No performance shares will become eligible for vesting for the 2011 Performance Award if the ROE for the 2011 fiscal year is less than 7%. If the Company’s ROE for the 2011 fiscal year is between 7% and 12%, then 10% to 100% of the 2011 Performance Award will be eligible for vesting on a straight-line basis. If the ROE for the 2011 fiscal year is between 12% and 22%, then 100% to 200% of the 2011 Performance Award will become eligible for vesting on a straight-line basis. However, if the ROE for the 2011 fiscal year is greater than 12% and the average ROE over 2011 and 2010 is less than 7%, then the percentage of eligible shares for vesting will be 100%. If the ROE for the 2010 fiscal year is greater than 12% and the average ROE over 2011 and 2010 is 7% or greater, then the percentage of eligible shares for vesting will vest in accordance with the schedule for vesting described above. There is no additional vesting if the 2010 ROE is greater than 22%. Based on the achievement of a negative 2011 ROE of (5.3)%, one-third of the 2011 performance award was forfeited.

One-third (1/3) of the performance shares will become eligible for vesting upon the later of (i) the date the Company’s outside auditors complete the audit of the Company’s financial statements containing the information necessary to compute its ROE for the fiscal year ended December 31, 2012, or (ii) the date such ROE is approved by the Board or an authorized committee thereof (the “2012 Performance Award”). No performance shares will become eligible for vesting for the 2012 Performance Award if the ROE for the 2012 fiscal year is less than 7%. If the Company’s ROE for the 2012 fiscal year is between 7% and 12%, then 10% to 100% of the 2012 Performance Award will be eligible for vesting on a straight-line basis. If the ROE for the 2012 fiscal year is between 12% and 22%, then 100% to 200% of the 2012 Performance Award will become eligible for vesting on a straight-line basis. However, if the ROE for the 2012 fiscal year is greater than 12% and the average ROE over 2012 and 2011 is less than 7%, then the percentage of eligible shares for vesting will be 100%. If the ROE for the 2012 fiscal year is greater than 12% and the average ROE over 2011 and 2010 is 7% or greater, then the percentage of eligible shares for vesting will vest in accordance with the schedule for vesting described above. There is no additional vesting if the 2012 ROE is greater than 22%.

Performance shares which are eligible for vesting, as described above, as part of the 2010 Performance Award, the 2011 Performance Award and the 2012 Performance Award will vest upon the later of (i) the date the Company’s outside auditors complete the audit of the Company’s financial statements containing the information necessary to compute its ROE for the fiscal year ended December 31, 2012, or (ii) the date such 2012 ROE is approved by the Board or an authorized committee thereof, subject to the participant’s continued employment (and lack of notice of resignation or termination) until such date.

Payment of vested performance shares will occur as soon as practicable after the date the performance shares become vested. Participants may be required to pay to the Company, and the Company will have the right to withhold, any applicable withholding taxes in respect of the performance shares. Performance shares may not be assigned, sold or otherwise transferred by participants other than by will or by the laws of descent and distribution.

2011 Performance Share Awards.  On February 3, 2011, the Compensation Committee approved a grant of an aggregate of 853,223 performance share awards with a grant date of February 9, 2011. On March 21, 2011, an additional grant of 31,669 performance shares was approved and on May 2, 2011 an additional grant of 5,902 performance shares was approved. The performance shares will be subject to a three-year vesting period with a separate annual ROE test for each year. One-third of the grant will be eligible for vesting each year based on a formula, and will only be issuable at the end of the three-year period. If the ROE achieved in 2011 is less than 6%, then the portion of the performance shares subject to the vesting conditions in such year will be forfeited (i.e. 33.33% of the initial grant). If the ROE achieved in 2011 is between 6% and 11%, then the percentage of the performance shares eligible for vesting will be between 10% and 100% on a straight-line basis. If the ROE achieved in 2011 is between 11% and 21%, then the percentage of the performance shares eligible for vesting will be between 100% and 200% on a straight-line basis. Based on the achievement of a negative 2011 ROE of (5.3)%, one-third of the 2011 performance award was forfeited.

The Compensation Committee will determine the vesting conditions for the 2012 and 2013 portions of the grant in such years taking into consideration the market conditions and the Company’s business plans at the commencement of the years concerned. At its meeting held on February 1, 2012, the Compensation

Committee approved the vesting conditions for the portion of the 2011 performance shares subject to 2012 performance testing. If the ROE achieved in 2012 is less than 5%, then the portion of the performance shares subject to the vesting conditions in such year will be forfeited (i.e. 33.33% of the initial grant). If the ROE achieved in 2012 is between 5% and 10%, then the percentage of the performance shares eligible for vesting will be between 10% and 100% on a straight-line basis. If the ROE achieved in 2012 is between 10% and 20%, then the percentage of the performance shares eligible for vesting will be between 100% and 200% on a straight-line basis.

Notwithstanding the vesting criteria for each given year, if in any given year, the shares eligible for vesting are greater than 100% for the portion of such year’s grant and the average ROE over such year and the preceding year is less than the average of the minimum vesting thresholds for such year and the preceding year, then only 100% (and no more) of the shares that are eligible for vesting in such year shall vest. If the average ROE over the two years is greater than the average of the minimum vesting thresholds for such year and the preceding year, then there will be no diminution in vesting and the shares eligible for vesting in such year will vest in accordance with the vesting schedule without regard to the average ROE over the two-year period.

2012 Awards.  On February 1, 2012, the Compensation Committee approved a grant of performance shares with a grant date of February 8, 2012. The performance shares will be subject to a three-year vesting period with a separate annual diluted book value per share adjusted to add back ordinary dividends to shareholders’ equity for the end of the year (“Adjusted Diluted BVPS”) growth test for each year. For a reconciliation of Adjusted Diluted BVPS to Diluted BVPS, see “Reconciliation of Non-GAAP Financial Measures” in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 28, 2012. One-third of the grant will be eligible for vesting each year based on a formula, and will only be issuable at the end of the three-year period. If the BVPS growth achieved in 2012 is less than 5%, then the portion of the performance shares subject to the vesting conditions in such year will be forfeited (i.e. 33.33% of the initial grant). If the BVPS growth achieved in 2012 is between 5% and 10%, then the percentage of the performance shares eligible for vesting will be between 10% and 100% on a straight-line basis. If the BVPS growth achieved in 2012 is between 10% and 20%, then the percentage of the performance shares eligible for vesting will be between 100% and 200% on a straight-line basis. The Compensation Committee will determine the vesting conditions for the 2013 and 2014 portions of the grant in such years taking into consideration the market conditions and the Company’s business plans at the commencement of the years concerned. Notwithstanding the vesting criteria for each given year, if in any given year, the shares eligible for vesting are greater than 100% for the portion of such year’s grant and the average BVPS growth over such year and the preceding year is less than the average of the minimum vesting thresholds for such year and the preceding year (or, in the case of the 2012 portion of the grant, less than 5% of BVPS growth), then only 100% (and no more) of the shares that are eligible for vesting in such year shall vest. Notwithstanding the foregoing, if in the judgment of the Compensation Committee, the main reason for the BVPS growth metric in the earlier year falling below the minimum threshold (or below 5% in the case of 2011 BVPS growth) is the impact of rising interest rates and bond yields, then the Compensation Committee may, in its discretion, disapply this limitation on 100% vesting.

On February 1, 2012, the Compensation Committee also approved a grant of RSUs with a grant date of February 8, 2012. The RSUs will be subject to a three-year vesting period based on continued service, with one-third of the grant vesting on each of the first, second and third anniversaries of the date of grant. RSUs shall be paid in the Company’s shares upon vesting, with one share paid for each RSU.

Employment-Related Agreements

The following information summarizes the (i) service agreements for Mr. O’Kane, which commenced on September 24, 2004, (ii) service agreement for Mr. Houghton dated April 3, 2007, (iii) employment agreement for Mr. Vitale which commenced March 21, 2011, (iv) service agreement for Mr. Villers which commenced on

January 1, 2011 and (v) employment agreement for Mr. Cavoores which commenced October 27, 2010. In respect of each of the agreements with Messrs. O’Kane, Houghton, Vitale, Villers and Cavoores:

(i) in the case of Messrs. O’Kane, Houghton and Villers, employment may be terminated for cause if:

•	the employee becomes bankrupt, is convicted of a criminal offence (other than a traffic violation or a crime with a penalty other than imprisonment), commits serious misconduct or other conduct bringing the employee or Aspen Holdings or any of its subsidiaries into disrepute;

•	the employee materially breaches any provisions of the service agreement or conducts himself in a manner prejudicial to the business;

•	the employee is disqualified from being a director in the case of Messrs. O’Kane and Houghton; or

•	the employee breaches any code of conduct or ceases to be registered by any regulatory body;

(ii) in the case of Mr. O’Kane, employment may be terminated if the employee breaches a material provision of the shareholders’ agreement with Aspen Holdings and such breach has a material adverse effect on the Company and its affiliates and is not cured by the employee within 21 days after receiving notice from the Company;

(iii) in the case of Messrs. Vitale and Cavoores, employment may be terminated for cause if:

•	the employee’s willful misconduct is materially injurious to Aspen U.S. Services or its affiliates;

•	the employee intentionally fails to act in accordance with the direction of the Co-Chief Executive Officer of Aspen Insurance in the case of Mr. Vitale or the Chief Executive Officer of Aspen Holdings in the case of Mr. Cavoores, or the Board of Directors of Aspen U.S. Services or Aspen Holdings;

•	the employee is convicted of a felony;

•	the employee violates a law, rule or regulation that (i) governs the business of Aspen U.S. Services, (ii) has a material adverse effect on the business Aspen U.S. Services, or (iii) disqualifies him from employment; or

•	the employee intentionally breaches a non-compete or non-disclosure agreement;

(iv) in the case of Messrs. O’Kane, Houghton and Villers, employment may be terminated by the employee without notice for good reason if:

•	the employee’s annual salary or bonus opportunity is reduced;

•	there is a material diminution in the employee’s duties, authority, responsibilities or title, or the employee is assigned duties materially inconsistent with his position;

•	the employee is removed from any of his positions (or in the case of Mr. O’Kane is not elected or re-elected to such positions);

•	an adverse change in the employee’s reporting relationship occurs in the case of Mr. O’Kane;

•	the employee is required to relocate more than 50 miles from the employee’s current office; or

•	provided that, in each case, the default has not been cured within 30 days of receipt of a written notice from the employee;

(v) in the case of Messrs. Vitale and Cavoores, employment may be terminated by the employee for good reason upon 90 days’ notice if:

•	there is a material diminution in the employee’s responsibilities, duties, title or authority;

•	the employee’s annual salary is materially reduced;

•	there is a material breach by the Company of the employment agreement; or

•	in the case of Mr. Cavoores, the employee is required to relocate more than 200 miles from the employee’s current office;

(vi) in the case of Mr. O’Kane, if the employee is terminated without cause or resigns with good reason, the employee is entitled (subject to execution of a release) to (a) salary at his salary rate through the date in which his termination occurs; (b) the lesser of (x) the target annual incentive award for the year in which the employee’s termination occurs, and (y) the average of the annual incentive awards received by the employee in the prior three years (or, number of years employed if fewer), multiplied by a fraction, the numerator of which is the number of days that the employee was employed during the applicable year and the denominator of which is 365; (c) a severance payment to two times the sum of (x) the employee’s highest salary during the term of the agreement and (y) the average annual bonus paid to the executive in the previous three years (or lesser period if employed less than three years); and (d) the unpaid balance of all previously earned cash bonus and other incentive awards with respect to performance periods which have been completed, but which have not yet been paid, all of which amounts shall be payable in a lump sum in cash within 30 days after termination. Fifty percent of this severance payment is paid to the employee within 14 days of the execution by the employee of a valid release and the remaining 50% is paid in four equal installments during the 12 months following the first anniversary of the date of termination, conditional on the employee complying with the non-solicitation provisions applying during that period;

(vii) in the case of Messrs. Houghton and Villers, if the employee is terminated without cause or resigns with good reason, the employee is entitled (subject to execution of a release) to (a) salary at his salary rate through the date in which his termination occurs; (b) the lesser of (x) the target annual incentive award for the year in which the employee’s termination occurs, and (y) the average of the annual incentive awards received by the employee in the prior three years (or, number of years employed if fewer), multiplied by a fraction, the numerator of which is the number of days that the employee was employed during the applicable year and the denominator of which is 365; (c) a severance payment of the sum of (x) the employee’s highest salary rate during the term of the agreement and (y) the average bonus under the Company’s annual incentive plan actually earned by the employee during the three years (or number of complete years employed, if fewer) immediately prior to the year of termination; and (d) the unpaid balance of all previously earned cash bonus and other incentive awards with respect to performance periods which have been completed, but which have not yet been paid, all of which amounts shall be payable in a lump sum in cash within 30 days after termination. In the event that the employee is paid in lieu of notice under the agreement (including if the Company exercises its right to enforce garden leave under the agreement) the severance payment will be inclusive of that payment;

(viii) In the case of Mr. Vitale, if the employee is terminated without cause or resigns with good reason, the employee is entitled (subject to execution of a release) to (a) salary at his salary rate through the date in which his termination occurs, payable within 20 days after the normal payment date; (b) a lump sum payment equal to the employee’s then current base salary, payable within 60 days after the termination date, (c) a lump sum payment equal to the lesser of (x) the employee’s then current bonus potential or (y) the average bonus under the Company’s annual incentive plan actually earned by the employee during the three years immediately prior to the year of termination, payable within 60 days after the termination date; (d) continued vesting of the restricted stock units granted to the employee pursuant to his employment agreement and (e) any earned but unpaid annual bonus, earned but unpaid equity and/or incentive awards, accrued but unpaid vacation days and unreimbursed business expenses, payable within 20 days after the normal payment date. In the event Mr. Vitale’s employment is terminated due to his death or disability, the employee (or his estate or personal representative in the case of his death) is entitled to (a) a prorated annual bonus based on the actual annual bonus earned for the year in which the termination occurs, prorated based on the fraction of the year the employee was employed and (b) immediate vesting and distribution of the restricted stock units granted to the employee pursuant to his employment agreement;

(ix) in the case of Mr. Cavoores, if the employee is terminated without cause or resigns with good reason, the employee is entitled (subject to execution of a release) to (a) salary at his salary rate through the date in which his termination occurs, payable within 20 days after the normal payment date; (b) a lump sum payment equal to the employee’s then current base salary, payable within 20 days after the termination date, (c) a lump sum payment equal to the lesser of (x) the employee’s then current bonus potential or (y) the average bonus under the Company’s annual incentive plan actually earned by the employee during the three years immediately prior to the year of termination, payable within 20 days after the termination date; (d) a payment equal to the lower of (x) the employee’s then current bonus potential or (y) if the termination date occurs after March 15, 2012, any such lower annual bonus that was paid to the employee, payable within 20 days after the termination date; and (e) any earned but unpaid annual bonus, earned but unpaid equity and/or incentive awards, accrued but unpaid vacation days and unreimbursed business expenses, payable within 20 days after the normal payment date. In the event Mr. Cavoores’ employment is terminated due to his death or disability, the employee (or his estate or personal representative in the case of his death) is entitled to a prorated annual bonus based on the actual annual bonus earned for the year in which the termination occurs, prorated based on the fraction of the year the employee was employed;

(x) in the case of Messrs. O’Kane, Houghton, Vitale, Villers and Cavoores, if the employee is terminated without cause or resigns for good reason in the six months prior to a change of control or the two-year period following a change of control, in addition to the benefits discussed above, all share options and other equity-based awards granted to the executive during the course of the agreement shall immediately vest and remain exercisable in accordance with their terms. In addition, in the case of Mr. O’Kane, he may be entitled to excise tax gross-up payments;

(xi) the agreements contain provisions relating to reimbursement of expenses, confidentiality, non-competition and non-solicitation; and

(xii) in the case of Messrs. O’Kane, Houghton and Villers, the employees have for the benefit of their respective beneficiaries life insurance (and in the case of Messrs. Vitale and Cavoores, supplemental life insurance benefits). There are no key man insurance policies in place.

Christopher O’Kane.  Mr. O’Kane entered into a service agreement with Aspen U.K. Services and Aspen Holdings under which he has agreed to serve as Chief Executive Officer of Aspen Holdings and Aspen U.K. and director of both companies, terminable upon 12 months’ notice by either party. The agreement originally provided that Mr. O’Kane shall be paid an annual salary of £346,830, subject to annual review. Mr. O’Kane’s service agreement also entitles him to participate in all management incentive plans and other employee benefits and fringe benefit plans made available to other senior executives or employees generally, including continued membership in the Company’s pension scheme, medical insurance, permanent health insurance, personal accident insurance and life insurance. The service agreement also provides for a discretionary bonus to be awarded annually as the Compensation Committee of the Board may determine. In 2011, the Compensation Committee approved an increase of the bonus potential from 150% to 175% of salary which may be exceeded, partly in response to analysis of peer groups and partly to address exchange rate considerations. Effective April 1, 2009, Mr. O’Kane’s salary was £480,000. For 2010, no salary increase was approved. Effective April 1, 2011, Mr. O’Kane’s salary was increased to £527,500. Effective April 1, 2012, Mr. O’Kane’s salary will be £543,325.

Richard Houghton.  Mr. Houghton entered into a service agreement with Aspen U.K. Services under which he agreed to serve as Chief Financial Officer of Aspen Holdings, terminable upon 12 months’ notice by either party. The agreement originally provided that Mr. Houghton shall be paid an annual salary of £320,000, subject to annual review. Mr. Houghton’s service agreement also entitles him to participate in all management incentive plans and other employee benefits and fringe benefit plans made available to other senior executives or employees generally, including continued membership in the Company’s pension scheme and to medical insurance, permanent health insurance, personal accident insurance and life insurance. The service agreement also provides for a discretionary bonus, based on a bonus potential of 100% of salary which may be exceeded, to be awarded annually as the Compensation Committee of the Board may determine. Effective April 1, 2009, Mr. Houghton’s salary was £360,000. For 2010, no salary increase was approved. Effective April 1, 2011, Mr. Houghton’s salary was increased to £370,000. The Compensation Committee had approved a salary increase to £382,000 effective April 1, 2012. However, as previously disclosed, Mr. Houghton has left the Company with effect from February 29, 2012.

Under the terms of an employment agreement dated April 3, 2007 between Mr. Houghton and Aspen UK Services, Mr. Houghton is entitled to certain payments in connection with his departure, which are described above. Aspen UK Services has, however, entered into a compromise agreement with Mr. Houghton dated February 22, 2012 (the “Compromise Agreement”) under which, in respect of any severance payments that might otherwise have been due to Mr. Houghton under his employment agreement, the Company will pay Mr. Houghton severance payments up to £657,804 in the aggregate (the “Severance Payments”). The Severance Payments are payable over a 12-month period in equal monthly instalments, and eliminated or reduced to reflect any alternative employment commenced by Mr. Houghton during this 12-month period (subject to a minimum payment of three months, during which time Mr. Houghton will be subject to certain non-compete restrictions). On February 23, 2012, RSA announced that it has appointed Mr. Houghton as its Group Chief Financial Officer when he is expected to commence his role in early June 2012. As a result, on this basis, we expect to pay Severance Payments until Mr. Houghton’s employment with RSA commences in June 2012. Mr. Houghton will also receive continued medical benefits through February 2013 or until he receives equivalent benefits from a new employer and continued pension contributions while he is receiving Severance Payments. In addition, under the terms of the Compromise Agreement, Mr. Houghton will receive the amount of shares in the Company which are eligible for vesting under his 2009 performance share agreement (83.2% of total grant) and 2010 performance share agreement (85.6% of one-third of the grant based on 2010 performance). Mr. Houghton will forfeit his remaining 2010 performance shares, the entire 2011 performance share award, and the 2012 awards recently granted to him. The Compromise Agreement also provides that the Company and Mr. Houghton will release each other of all claims.

Mario Vitale.  Mr. Vitale entered into an employment agreement with Aspen U.S. Services under which he has agreed to serve as President of U.S. Insurance of the Aspen Insurance Group for a one-year term, with annual extensions thereafter. The agreement provides that Mr. Vitale will be paid an annual salary of $750,000, subject to review from time to time, as well as a discretionary bonus, based on a bonus potential of 120% of salary which may be exceeded. The agreement provides that, in lieu of a discretionary bonus for 2011, Mr. Vitale’s 2011 bonus will be $900,000. Mr. Vitale will be eligible to participate in the Company’s long-term incentive plan in 2011 and future years, with any grant to be in the discretion of the Co-Chief Executive Officer of Aspen Insurance and Compensation Committee of the Board, for a value of $850,000 per year. The employment agreement provides that following the effective date of the agreement, Mr. Vitale would receive an award of $2,276,000 in RSUs, which vest over three years, and a one-time cash replacement award of $1,000,000, which Mr. Vitale will be required to repay if he terminates the employment agreement within one year. Mr. Vitale shall be eligible to participate in all incentive compensation, retirement deferred compensation and benefit plans available generally to senior officers, and is entitled to supplemental disability coverage. In addition, Mr. Vitale will be entitled to (i) participate in an arrangement whereby he will be eligible for retirement funding by Aspen U.S. Services in amounts that would not be contributed to his 401(k) plan account due to U.S. Internal Revenue Code income limits, (ii) relocation benefits including temporary housing for six months, and (iii) indemnification for damages and costs arising from any action by Mr. Vitale’s former employer relating to his employment with Aspen U.S. Services (other than damages that arise out of willful malfeasance by Mr. Vitale). Mr. Vitale’s salary for 2012 will remain at $750,000. Mr. Vitale became co-Chief Executive Officer of Aspen Insurance effective January 1, 2012.

Rupert Villers.  Mr. Villers entered into a service agreement with Aspen U.K. Services under which he agreed to serve as Chief Executive Officer of Aspen Insurance, terminable upon 12 months’ notice by either party. The agreement provides that Mr. Villers will commit to work an average of four days per week. The agreement provides that Mr. Villers shall be paid an annual salary of £280,000 (based on the full time equivalent salary of pro rata £350,000), subject to annual review. Mr. Villers’s service agreement also entitles him to participate in all management incentive plans and other employee benefits and fringe benefit plans made available to other senior executives or employees generally, including membership in the Company’s pension scheme and medical insurance, permanent health insurance, personal accident insurance and life insurance. The service agreement also provides for a discretionary bonus, based on a bonus potential of 125% of salary which may be exceeded, to be awarded annually as the Compensation Committee of the Board may determine. Effective April 1, 2012, Mr. Villers’ salary will be £290,000 (pro rata based on a full time equivalent of £362,500).

John Cavoores.  Mr. Cavoores entered into an employment agreement with Aspen U.S. Services under which he agreed to serve as Co-Chief Executive Officer of Aspen Insurance for a two-year and one month term, for employment three days per week. The agreement provided that Mr. Cavoores would be paid an annual salary of $360,000, subject to review from time to time, as well as a discretionary bonus, based on a bonus potential of 125% of salary which may be exceeded. Mr. Cavoores would be eligible to participate in the Company’s long-term incentive plan in 2010 and 2011, for a value of $500,000 for 2010 and $1,500,000 for 2011, which awards will be performance based and vest over three years (including following his termination of employment due to expiration of the term). Mr. Cavoores was eligible to participate in all incentive compensation, retirement deferred compensation and benefit plans available generally to senior officers, and is entitled to supplemental disability coverage. Mr. Cavoores stepped down as co-Chief Executive Officer of Aspen Insurance effective January 1, 2012.

Retirement Benefits

We do not have a defined benefit plan. Generally, retirement benefits are provided to our named executive officers according to their home country.

United Kingdom.  In the U.K. we have a defined contribution plan which was established in 2005 for our U.K. employees. All permanent and fixed term employees are eligible to join the plan. Messrs. O’Kane and Houghton were participants in the plan during 2011. Each participating employee contributes 3% of their base salary into the plan. The employer contributions made to the pension plan are based on a percentage of base salary based on the age of the employee. There are two scales: a standard scale for all U.K. participants and a directors’ scale which applies to certain key senior employees who were founders of the Company or who are executive directors of the Board. Messrs. O’Kane and Houghton were paid employer contributions based on the directors’ scale. Employer contributions for Mr. Villers were based on the standard scale.

	Employee		Company
	Contribution —		Contribution —
	Percentage of		Percentage of
Scale	Salary	Age of Employee	Employee’s Salary

Standard Scale	3%	18 - 19	5%
	3%	20-24	7%
	3%	25 - 29	8%
	3%	30-34	9.5%
	3%	35 - 39	10.5%
	3%	40-44	12%
	3%	45 - 49	13.5%
	3%	50-54	14.5%
	3%	55 plus	15.5%
Director Scale	3%	20-24	7%
	3%	25 - 29	8%
	3%	30-34	9.5%
	3%	35 - 39	12%
	3%	40-44	14%
	3%	45 - 49	16%
	3%	50-54	18%
	3%	55 plus	20%

The employee and employer contributions are paid to individual investment accounts set up in the name of the employee. Employees may choose from a selection of investment funds although the day-to-day management of the investments is undertaken by professional investment managers. At retirement this fund is then used to purchase retirement benefits.

If an employee leaves the Company before retirement all contributions to the account will cease. If an employee has at least two years of qualifying service, the employee has the option of (i) keeping his or her account, in which case the full value in the pension will continue to be invested until retirement age, or (ii) transferring the value of the account either to another employer’s approved pension plan or to an approved personal pension plan. Where an employee leaves the Company with less than two years of service, such employee will receive a refund equal to the part of their account which represents their own contributions only. This refund is subject to U.K. tax and social security.

In the event of death in service before retirement, the pension plan provides a lump sum death benefit equal to four times the employee’s basic salary, plus, where applicable, a dependent’s pension equal to 30% of the employee’s basic salary and a children’s pension equal to 15% of the employee’s basic salary for one child and up to 30% of the employee’s basic salary for two or more children. Under U.K. legislation, these benefits are subject to notional earnings limits (currently £108,600 for 2006/2007, £112,800 for 2007/2008, £117,600

for 2008/2009, £123,600 for 2009/2010 and 2010/2011 and £129,600 for 2011/2012). From April 2011, the notional earnings limit has been removed due to a change in our life insurance provider whereby the standard life assurance cover has been combined with the accepted life assurance cover, which has the impact of removing the notional earnings limit. Where an employee’s basic salary is greater than the notional earnings maximum, an additional benefit is provided through a separate cover outside the pension plan.

Changes in the rules regarding U.K. tax relief on pension contributions relating both to the total annual contribution amounts and to a “life-time” allowance limit have reduced the tax effectiveness of the defined scheme for some staff that have or may have either higher levels of contribution or higher levels of pension savings.

For those employees who would have employer pension contribution over the annual limit, we have agreed that we may pay an annual lump sum (subject to statutory deductions) of the difference between the employer plan contribution rate and the annual contribution limit. For those employees who have or are likely to have total pension savings over the “life-time” allowance limit, we have agreed that we may pay them a monthly amount (subject to statutory deductions) equal to their employer pension contribution.

These arrangements are subject to review depending on future legislation and regulation of U.K. pension schemes.

In 2010, we established an Employer-Financed Retirement Benefits Scheme which was, at that time, particularly suitable for our U.K. employees. All employees between the ages of 18 and 60 whose duties are performed outside of Guernsey were eligible to participate. Messrs. O’Kane and Houghton participated in the plan during 2010. The plan is a trust based, defined contribution pension vehicle, whereby the funds are invested by the trustees in order to provide retirement benefits. Funds were held in a trust in Guernsey.

Employer contributions are made in respect of employees, as agreed between us and the employee, in return for a reduction in his or her remuneration. Each participating employee will have a separate account under the plan, reflecting the value of employer contributions on his or her behalf, the investment return and charges.

Due to changing tax conditions within the U.K. we have closed this arrangement. This involved seeking the agreement of members and the Trustees of the scheme. Contributions were made by the members up until March 2011, after which no further contributions were made. Disinvestment of the scheme funds contributed by the members commenced in December 2011 and in January 2012 all funds were received by the members. The scheme was closed in the first quarter of 2012 and the individual fund amounts have either been paid to employees, subject to appropriate statutory deductions, or transferred (if possible under the scheme rules and legislation) to the defined contribution scheme. Messrs. O’Kane and Houghton have ceased to be members of the scheme and have received refunds of contributions, subject to statutory deductions.

United States.  In the U.S. we operate a 401(k) plan. Employees of Aspen U.S. Services are eligible to participate in this plan. Mr. Cavoores participated in this plan in 2011. Due to having reached applicable IRS limitations in respect of contributions under a 401(k) plan from his previous employment in the year, Mr. Vitale did not participate in the 401(k) plan at the Company in 2011. He did, however, receive profit sharing contributions as part of his pension contributions to him by the Company. Mr. Vitale will participate in the 401(k) plan from 2012.

Participants may elect a salary reduction contribution into the 401(k) plan. Their taxable income is then reduced by the amount contributed into the plan. This lets participants reduce their current federal and most state income taxes. The 401(k) safe harbor plan allows employees to contribute a percentage of their salaries (up to the maximum deferral limit set forth in the plan). We make a qualified matching contribution of 100% of the employee’s salary reduction contribution up to 3% of their salary, plus a matching contribution of 50% of the employee’s salary reduction contribution from 3% to 5% of their salary for each payroll period. The employer’s matching contribution is subject to limits based on the employee’s earnings as set by the IRS annually. Participants are always fully vested in their 401(k) plan with respect to their contributions and the employer’s matching contributions.

Discretionary profit sharing contributions are made annually to all employees by Aspen U.S. Services and are based on the following formula:

Contribution
by the
Company as a
Percentage of
Employee’s
Age of Employee	Salary

20 — 29	3%
30 — 39	4%
40 — 49	5%
50 and older	6%

Profit sharing contributions are paid in the first quarter of each year in respect the previous fiscal year. The profit sharing contributions are subject to a limit based on the employee’s earnings as set by the IRS annually. The profit sharing contributions are subject to the following vesting schedule:

Vesting
Years of Vesting Service	Percentage

Less than 3 years	0%
3 years	100%

Once the employee has three years of service, his or her profit sharing contributions are fully vested and all future contributions are vested.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding options to purchase ordinary shares and other stock awards by the named executive officers outstanding as of December 31, 2011:

Option Awards	Stock Awards
Equity
Equity	Incentive Plan
Incentive	Awards:
Equity	Plan Awards:	Market
Incentive	Market	Number of	Value or
Number of	Number of	Plan Awards:	Number of	Value of	Unearned	Payout Value
Securities	Securities	Number of	Shares or	Shares or	Shares,	of Unearned
Underlying	Underlying	Securities	Units of	Units of	Units or	Shares, Units or
Unexercised	Unexercised	Underlying	Stock That	Stock That	Other Rights	Other Rights
Options (#)	Options (#)	Unexercised	Option	Option	Have Not	Have Not	That Have	That Have
Year of	Exercisable	Unexer-	Unearned	Exercise	Expiration	Vested (#)	Vested	Not Vested	Not Vested
Name	Grant	(1)	cisable	Options (#)(1)	Price ($)	Date	(1)	($)(2)	(#)(1)	($)(2)

Christopher O’Kane	2003	991,830	—	$16.20	08/20/2013	—	—
2004	23,603	(3)	—	$24.44	12/22/2014	—	—
2005	—	—	—	—
2006	87,719	(4)	—	$23.65	02/16/2016	—	—
2007	75,988	—	$27.28	05/04/2014	—	—
2008	—	—	—	—
2009	—	—	104,522	(5)	$2,769,833	—	—
2010	—	—	30,664	(6)	$812,596	35,823	(7)	$949,310
2011	—	—	55,519	(8)	$1,471,254
Richard Houghton	2007	12,158	—	$27.28	05/04/2014	—	—
2008	—	—	—	—
2009	—	—	34,840	(5)	$923,260	—	—
2010	—	—	7,155	(6)	$189,608	8,358	(7)	$221,487
2011	—	—	16,656	(8)	$441,384
Mario Vitale	2011	—	—	84,893	(9)	$2,249,665	21,113	(8)	$559,495
Rupert Villers	2009	—	—	20,904	(5)	$553,956
2010	—	—	7,665	(6)	$203,123	8,956	(7)	$237,334
2011	—	—	33,312	(8)	$882,768
John Cavoores(11)	2007	2,012	(10)	$24.76	07/30/2016
2010	—	—	5,047	(6)	$133,746	5,898	(7)	$156,297
2011	—	—	33,312	(8)	$882,768

(1)	For a description of the terms of the grants and the related vesting schedule, see “Narrative Description of Summary Compensation and Grants of Plan-Based Awards — Share Incentive Plan” above.

(2)	Calculated based upon the closing price of $26.50 per share of the Company’s ordinary shares at December 30, 2011 (December 31, 2011 was not a trading day).

(3)	As the performance targets for the 2004 options were not fully met based on the 2004 ROE achieved, 51.48% of the grant vested and the remaining portion of the grant was forfeited.

(4)	As the performance targets for the 2006 options were not fully met, 92.2% of the grant vested and the remaining portion of the grant was forfeited.

(5)	With respect to the 2009 performance shares, amount represents (i) 164.0% vesting in respect of one-third of the grant as our ROE for 2009 was 18.4%, (ii) 85.6% vesting in respect of one-third of the grant as our ROE for 2010 was 11.2% and (iii) and forfeiture in respect of one-third of the grant as our ROE for 2011 was (5.3%). These performance shares vest and become issuable upon the filing of this report.

(6)	With respect to the 2010 performance shares, amount represents (i) 85.6% vesting in respect of one-third of the grant as our ROE for 2010 was 11.2% and (ii) forfeiture in respect of one-third of the grant as our ROE for 2011 was (5.3)%.

(7)	With respect to the 2010 performance shares, amount assumes a vesting of 100% for the remaining one-third of the grant.

(8)	With respect to the 2011 performance shares, amount represents (i) forfeiture in respect of one-third of the grant as our ROE for 2011 was (5.3)% and (iii) assumes a vesting of 100% for the remaining two-thirds of the grant.

(9)	Reflects RSUs granted in 2011, which vest in one-third increments on March 21, 2012, 2013 and 2014.

(10)	Reflects options granted to Mr. Cavoores when he was solely a member of the Board.

(11)	In the case of Mr. Cavoores, effective January 1, 2012, he has forfeited the entire amount granted in 2010 and 2011 due to his departure as an executive prior to the vesting date.

2011 Non-Qualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
Name	Last FY ($)	Last FY ($)	in Last FY ($)	Distributions ($)	at Last FYE ($)

Mario Vitale	0	30,300 (1)	0	0	30,300

(1)	The amount is also reflected in the “All Other Compensation” column of the Summary Compensation Table.

In addition to the 401(k) plan operated in the U.S., we adopted a Supplemental Executive Retirement Plan (“SERP”) in order to provide certain individuals of management or highly compensated employees, as designated and approved by the Compensation Committee, with supplemental retirement benefits. The SERP is put in place due primarily to the limitations imposed on benefits payable under tax-qualified retirement plans. It is intended that the SERP, by providing this supplemental retirement benefit, will assist the Company in retaining and attracting individuals of exceptional ability.

Contributions for each participant will be determined each year by the Compensation Committee. Contributions made may consist of matching contributions, profit sharing contributions, and any other discretionary contributions as determined by the Compensation Committee. Matching contributions are made in order to equal the full amount of contributions that would have been made under the usual pension plan, assuming the maximum amount of elective deferral contributions permitted were contributed, where the actual amount of matching contributions made was less than that maximum amount. Profit sharing contributions are made where the participant’s compensation in the prior calendar year is in excess of the compensation limits under the Code. A designated percentage of the value of compensation in excess if this limit is contributed as profit sharing. Contributions are subject to three-year cliff resting.

Mr. Vitale was the only participant in this plan during 2011. The balance of 6% of his base salary is placed in this plan after 401(k) and profit sharing limits are applied. Mr. Vitale already reached these maximum limits under his 401(k) plan in his previous employment. Therefore, all pension-related contributions made by the Company to Mr. Vitale since his commencement of employment on March 17, 2011 were made under the SERP.

Option Exercises and Stock Vested

The following table summarizes stock option exercises and share issuances by our named executive officers during the twelve months ended December 31, 2011:

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized on	Acquired on	Value Realized
Name	Exercise (#)	Exercise ($)	Vesting (#)	on Vesting ($)(1)

Christopher O’Kane	—	—	78,974	$2,313,938
Richard Houghton	—	—	22,355	$655,002
Mario Vitale	—	—	—	—
Rupert Villers	—	—	—	—
John Cavoores	—	—	—	—

(1)	In respect of Messrs. O’Kane and Mr. Houghton, their 2007 and 2008 performance shares vested on the date on which we filed our annual report on Form 10-K for the fiscal year ended December 31, 2010 (February 25, 2011). The market value was calculated based on the closing price of $29.30 on February 25, 2011. The amounts reflect the amount vested (gross of tax).

Potential Payments Upon Termination or Change in Control

Assuming the employment of our named executive officers were to be terminated without cause or for good reason (as defined in their respective employment agreements), each as of December 31, 2011, the following individuals would be entitled to payments and to accelerated vesting of their outstanding equity awards, as described in the tables below. The calculations in the tables below do not include amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to salaried employees.

	Christopher O’Kane(1)				Richard Houghton(1)				Mario Vitale
			Value of				Value of				Value of
	Total Cash		Accelerated		Total Cash		Accelerated		Total Cash		Accelerated
	Payout		Equity Awards		Payout		Equity Awards		Payout		Equity Awards

Termination without Cause (or other than for Cause) or for Good Reason(2)	$4,916,567	(6)	$—		$1,463,473	(8)	$—		$1,650,000	(10)	$2,249,665	(11)
Death(3)	$1,480,785		$3,582,429		$593,517		$1,112,868		$2,400,000		$2,249,665
Disability(4)	$—		$3,582,429		$—		$1,112,868		$3,877,682		$2,249,665
Change in Control(5)	$4,916,567	(6)	$6,003,225	(7)	$1,463,473	(8)	$1,775,739	(9)	$1,650,000	(10)	$2,809,159	(12)

(1)	The calculation for the payouts for Messrs. O’Kane and Houghton were converted from British Pounds into U.S. Dollars at the average exchange rate of $1.6041 to £1 for 2011.

(2)	For a description of termination provisions, see “Narrative Description of Summary Compensation and Grants of Plan-Based Awards — Employment-Related Agreements” above.

(3)	In respect of death, the executives are entitled to the pro rated annual bonus based on the actual bonus earned for the year in which the date of termination occurs. This amount represents 100% of the bonus potential for 2011. In addition, the amount of performance share awards that have already met their vesting criteria but have not vested yet would vest and be issued. Any options granted would continue to vest under the terms of their agreement. Similarly, RSUs will accelerate and vest. Mr. Vitale would also be entitled to $1.5 million in proceeds payable pursuant to his supplemental life insurance benefit.

(4)	The amount of performance share awards that have already met their vesting criteria but have not vested yet would vest and be issued. Any options granted would continue to vest under the terms of their agreement. Similarly, RSUs will accelerate and vest. In the case of Mr. Vitale, he receives a pro rated annual bonus, which for purposes of this calculation represents 100% of the bonus potential and he would be entitled to $2,977,682 in benefits payable pursuant to his supplemental disability benefits. This amount is comprised of two separate policies and includes cover for temporary and permanent total disability benefits as well as catastrophic disability benefits. The amount payable under this policy has been discounted by a factor of 1.63% being the pro-rated rate between the 5-year and 10-year U.S. Treasury yield curve rates at December 31, 2011.

(5)	The total cash payout and the acceleration of vesting are provided only if the employment of the above named executive is terminated by the Company without Cause or by the executive with Good Reason (as described above under “Employment-Related Agreements” and as defined in each of the individual’s respective employment agreement) within the six-month period prior to a change in control or within a two-year period after a change in control. The occurrence of any of the following events constitutes a “Change in Control”:

(A)	the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any person or group (other than (x) any subsidiary of the Company or (y) any entity that is a holding company of the Company (other than any holding company which became a holding company in a transaction that resulted in a Change in Control) or any subsidiary of such holding company);

(B)	any person or group is or becomes the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the voting shares of the Company (or any entity which is the beneficial owner of more than 50% of the combined voting power of the voting shares of the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; excluding, however, the following: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by a person or group if immediately after such acquisition a person or group who is a shareholder of the Company on the effective date of our 2003 Share Incentive Plan continues to own voting power of the voting shares of the Company that is greater than the voting power owned by such acquiring person or group;

(C)	the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation, in which the Company is involved, other than a merger, consolidation or amalgamation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting shares of the Company or such surviving entity outstanding immediately after such merger, consolidation or amalgamation; or

(D)	a change in the composition of the Board such that the individuals who, as of the effective date of the 2003 Share Incentive Plan, constitute the Board of Directors (such Board of Directors shall be referred to for purposes of this section only as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board of Directors subsequent to the Effective Date, whose election, or nomination for election, by a majority of those individuals who are members of the Board of Directors and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and, provided further, however, that any such individual whose initial assumption of office occurs as the result of or in connection with either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of an entity other than the Board of Directors shall not be so considered as a member of the Incumbent Board.

(6)	Represents the lesser of the target annual incentive for the year in which termination occurs and the average of the bonus received by Mr. O’Kane for the previous three years ($1,074,747) plus twice the sum of the highest salary paid during the term of the agreement ($846,163) and the average bonus actually earned during three years immediately prior to termination ($1,074,747). Mr. O’Kane’s agreement includes provisions with respect to the treatment of “parachute payments” under the U.S. Internal Revenue Code. As Mr. O’Kane is currently not a U.S. taxpayer, the above amounts do not reflect the impact of such provisions.

(7)	Represents the acceleration of vesting of the entire grant of the 2009 performance shares (other than 1/3 of the grant which will be forfeited on vesting for non-achievement of the 2011 performance test), the 2010 performance shares (other than 1/3 of the grant which will be forfeited on vesting for non-achievement of the 2011 performance test) and the 2011 performance shares (other than the 1/3 of the grant which will be foreited on vesting for non-achievement of the 2011 performance test). For the portion 2009 performance shares which have exceeded the performance threshold, we have assumed the greater percentage amount for calculation purposes. With respect to performance shares, the value is based on the closing price of our shares on December 30, 2011. The amounts do not include the (i) 2003 options as they have fully vested on December 31, 2009, (ii) 2005 options, as the performance targets were not met and the options were forfeited, (iii) 2005 performance share awards as the performance targets were not met and the performance shares were forfeited, (iv) 2004 options as the earned portion has vested and any remaining unearned portions of the grant were forfeited due to non-achievement of performance targets, (v) 2006 options as the earned portions have vested and any remaining unearned portions of the grant were forfeited due to non-achievement of performance tests and (vi) the 2007 options as those have vested.

(8)	Represents the lesser of the target annual incentive for the year in which termination occurs and average of Mr. Houghton’s bonuses for the previous three years ($434,978), plus the sum of the highest salary paid during the term of the agreement ($593,517) and the average bonus actually earned during the three years immediately prior to termination ($434,978).

(9)	Represents the acceleration of vesting of the entire grant of the 2009 performance shares (other than 1/3 of the grant which will be forfeited on vesting for non-achievement of the 2011 performance test), the 2010 performance shares (other than 1/3 of the grant which will be forfeited on vesting for non-achievement of the 2011 performance test) and the 2011 performance shares (other than the 1/3 of the grant which will be forfeited on vesting for non-achievement of the 2011 performance test). For the portion of the 2009 performance shares which have exceeded the performance threshold, we have assumed the greater percentage amount for calculation purposes. The amounts do not include the 2007 options as those have vested. With respect to performance shares, the value is based on the closing price of our shares on December 30, 2011.

(10)	Represents a lump sum equal to Mr. Vitale’s current base salary ($750,000) and the lesser of the target annual incentive for the year in which termination occurs and the average of the bonus received by Mr. Vitale for the previous three years ($900,000). In respect of Mr. Vitale who joined us in 2011, we have used his guaranteed bonus for purposes of this calculation.

(11)	Represents value of the entire grant of RSUs, based on the closing price of our shares on December 30, 2011, which will continue to vest on their original vesting dates.

(12)	Represents the acceleration of vesting of the entire grant of the 2011 performance shares (other than 1/3 of the grant which will be forfeited on vesting for non-achievement of the 2011 performance test) as well as the RSUs granted to Mr. Vitale on joining us. With respect to performance shares and RSUs, the value is based on the closing price of our shares on December 30, 2011.

	Rupert Villers(1)				John Cavoores
			Value of				Value of
			Accelerated				Accelerated
	Total Cash		Equity		Total Cash		Equity
	Payout		Awards		Payout		Awards

Termination without Cause (or other than for Cause) or for Good Reason(2)	$1,654,597	(6)	$—		$1,155,000	(8)	$—
Death(3)	$561,435		$757,079		$600,000		$133,746
Disability(4)	$—		$757,079		$600,000		$133,746
Change in Control(5)	$1,654,597	(6)	$1,877,154	(7)	$1,155,000	(8)	$1,172,811	(9)

(1)	The calculation for the payouts for Mr. Villers was converted from British Pounds into U.S. Dollars at the average exchange rate of $1.6041 to £1 for 2011.

(2)	For a description of termination provisions, see “Narrative Description of Summary Compensation and Grants of Plan-Based Awards — Employment-Related Agreements” above.

(3)	In respect of death, the executives are entitled to the pro rated annual bonus based on the actual bonus earned for the year in which the date of termination occurs. This amount represents 100% of the bonus potential for 2011. In addition, the amount of performance share awards that have already met their vesting criteria but have not vested yet would vest and be issued. Any options granted would continue to vest under the terms of their agreement. Similarly, RSUs will accelerate and vest.

(4)	The amount of performance share awards that have already met their vesting criteria but have not vested yet would vest and be issued. Any options granted would continue to vest under the terms of their agreement. Similarly, RSUs will accelerate and vest. In the case of Mr. Cavoores, he also receives a pro rated annual bonus, which for purposes of this calculation represents 100% of the bonus potential.

(5)	Same as Footnote 5 in table above.

(6)	Represents lesser of the target annual incentive for the year in which termination occurs and the average of the annual incentive awards received by Mr. Villers for the previous two years, as Mr. Villers joined us in 2009 ($561,435) plus the sum of the highest salary paid during the term of the agreement ($505,292) and the average bonus actually earned during the two years immediately prior to termination ($587,871).

(7)	Represents the acceleration of vesting of the entire grant of the 2009 performance shares (other than 1/3 of the grant which will be forfeited on vesting for non-achievement of the 2011 performance test), the 2010 performance shares (other than 1/3 of the grant which will be forfeited on vesting for non-achievement of the 2011 performance test) and the 2011 performance shares (other than the 1/3 of the grant which will be forfeited on vesting for non-achievement of the 2011 performance test). For the portion of the 2009 performance shares which have exceeded the performance threshold, we have assumed the greater percentage amount for calculation purposes. With respect to performance shares, the value is based on the closing price of our shares on December 30, 2011.

(8)	Represents a lump sum payment equal to Mr. Cavoores’ current base salary ($480,000), the lesser of the target annual incentive for the year in which termination occurs and the average of the bonus received by Mr. Cavoores for the previous year, as Mr. Cavoores began serving in his capacity as Co-CEO of Aspen Insurance ($75,000) plus the sum equal to his bonus potential ($600,000).

(9)	Represents the acceleration of vesting of the entire grant of the 2010 performance shares (other than 1/3 of the grant which will be forfeited on vesting for non-achievement of the 2011 performance test) and the 2011 performance shares (other than the 1/3 of the grant which will be forfeited on vesting for non-achievement of the 2011 performance test). The amounts do not include the 2007 options as those have vested.

We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by the executive not for good reason. A change in control does not affect the amount or timing of these cash severance payments.

Non-Employee Director Compensation

	Fees Earned	2011	2011
	or Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	($)

Liaquat Ahamed(3)	$90,000	$97,979	—	—	$187,979
Matthew Botein(4)	$38,668	$97,979	—	—	$136,647
Richard Bucknall(5)	$168,808	$97,979	—	—	$266,787
Ian Cormack(6)	$158,706	$97,979	—	—	$256,685
Heidi Hutter(7)	$184,251	$97,979	—	—	$282,230
Glyn Jones(8)	$320,820	$489,955	—	—	$810,775
David Kelso(9)	$41,666	—	—	—	$41,666
Peter O’Flinn(10)	$130,000	$97,979	—	—	$227,979
Albert Beer(11)	$90,000	$97,979	—	—	$187,979
Ron Pressman(12)	$6,164	—			$6,164

(1)	Effective July 2007, for directors who are paid for their services to Aspen Holdings in British Pounds rather than U.S. Dollars such as Messrs. Bucknall and Cormack, their compensation is converted at an exchange rate of $1.779:£1 for payment in British Pounds. Similarly, for Heidi Hutter, who is paid in British Pounds for her services to AMAL, her compensation for such services is converted at the same exchange rate of $1.779:£1 for payment in U.S. Dollars. For fees denominated and paid to directors in British Pounds such as Mr. Jones for his fee of £200,000, Mr. Bucknall, for his services to AMAL and Aspen U.K., and Mr. Cormack for his services to Aspen U.K. for reporting purposes, an exchange rate of $1.6041:£1 has been used for 2011, the average rate of exchange.

(2)	Consists of RSUs. Valuation is based on the grant date fair values of the awards calculated in accordance with FASB ASC Topic 718, without regard to forfeiture assumptions. Please refer to Note 16 of our consolidated financial statements for the assumptions made with respect to these awards.

(3)	Represents the annual board fee of $50,000, $30,000 attendance fee and $10,000 for serving as the Chair of the Investment Committee. Mr. Ahamed holds 12,849 ordinary shares, which includes the RSUs granted on February 9, 2011 that have vested and are issued.

(4)	Represents a pro rata amount of the annual board fee of $50,000 through July 27, 2011, Mr. Botein’s resignation date and $10,000 attendance fee. Mr. Botein holds 11,551 ordinary shares, which includes 1,393 ordinary shares of the 3,344 restricted share units granted on February 9, 2011 which have vested and are issued. Mr. Botein resigned from the Board effective July 27, 2011.

(5)	Represents the annual board fee of $50,000, $30,000 attendance fee, $10,000 for serving on the Audit Committee, $15,000 for serving as the Chair of the Compensation Committee, the pro rata amount of the annual fee of $10,000 (through May 18, 2011) and the pro rata amount of the annual fee of £20,000 (commencing May 18, 2011) for serving as director of Aspen U.K. and £25,000 for serving as director of AMAL. Mr. Bucknall holds 19,002 ordinary shares, which includes the RSUs granted on February 9, 2011 that have vested and are issued.

(6)	Represents the annual board fee of $50,000, $30,000 attendance fee, $30,000 fee for serving as the Audit Committee Chairman, the pro rata amount of the annual fee of $10,000 (through May 18, 2011) and the pro rata amount of the annual fee of £20,000 (commencing May 18, 2011) for serving on the Board of Aspen U.K. and $25,000 for serving as the Chair of the Audit Committee of Aspen U.K. Mr. Cormack holds 16,017 ordinary shares, which includes the RSUs granted on February 9, 2011 which have vested and are issued. Mr. Cormack holds a total of 45,175 vested options as at December 31, 2011.

(7)	Represents the annual board fee of $50,000, $30,000 attendance fee, $10,000 for serving as a member of the Audit Committee, $15,000 for serving as the Chair of the Risk Committee, the pro rata amount of the annual fee of $10,000 (through May 18, 2011) and the pro rata amount of the annual fee of £20,000 (commencing May 18, 2011) for serving on the Board of Aspen U.K. and £30,000 for serving as the

Chair of AMAL. Eighty percent of the total compensation is paid to The Black Diamond Group LLC, of which Ms. Hutter is the Chief Executive Officer. Ms. Hutter holds a total of 85,925 vested options as at December 31, 2011. Ms. Hutter (including the awards held by The Black Diamond Group) holds 18,189 ordinary shares, which includes the RSUs granted on February 9, 2011 that have vested and are issued.

(8)	Represents Mr. Jones’ annual fee of £200,000. Mr. Jones holds 55,281 ordinary shares. Mr. Jones also holds a total of 2,012 vested options as at December 31, 2011.

(9)	Represents the pro rata amount of the annual board fee of $50,000, $5,000 attendance fee, the pro rata amount of the annual fee of $10,000 for serving as a member of the Audit Committee and a payment of $16,666 made in lieu of RSUs on resignation. Mr. Kelso holds 12,503 ordinary shares. Mr. Kelso resigned from the Board effective April 28, 2011.

(10)	Represents the annual board fee of $50,000, $30,000 attendance fee, $10,000 for serving as a member of the Audit Committee, $10,000 for acting as Chair of the Corporate Governance and Nominating Committee and $30,000 for serving on the Board of Aspen Bermuda. Mr. O’Flinn holds 10,089 ordinary shares, which includes the RSUs granted on February 9, 2011 that have vested and are issued.

(11)	Represents the annual board fee of $50,000, $30,000 attendance fee and $10,000 for serving as a member of the Audit Committee. Mr. Beer holds 3,344 ordinary shares which represent the RSUs granted on February 9, 2011 that have vested and are issued.

(12)	Mr. Pressman was appointed to the Board effective November 17, 2011. As a result, Mr. Pressman was paid the pro rata amount of the annual board fee of $50,000.

Summary of Non-Employee Director Compensation

Annual Fees.  The compensation of non-executive directors is benchmarked against peer companies and companies listed on the FTSE 250, taking into account complexity, time commitment and committee duties. Effective February 6, 2008, the annual director fee has been $50,000, plus a fee of $5,000 for each board meeting (or single group of board and/or committee meetings) attended by the director. Directors who are not employees of the Company, other than the Chairman, are entitled to an annual grant of $50,000 in RSUs. In 2010, the Board approved an increase in the value of the annual grant to directors to $100,000. The Chairman is entitled to an annual grant of not less than $200,000 in RSUs.

For 2011, the Board approved an increase in fees for Committee Chairs as follows:

•	Audit Committee Chair — increase from $25,000 to $30,000

•	Compensation Committee Chair — increase from $5,000 to $15,000

•	Risk Committee Chair — increase from $5,000 to $15,000

•	Corporate Governance and Nominating Committee Chair — increase from $5,000 to $10,000

•	Investment Committee Chair — increase from $5,000 to $10,000

Other members of the Audit Committee also receive an additional $10,000 per annum for service on that Committee. In addition, members of the Board who are also members of the Board of Directors of Aspen U.K., other than our group Chairman, received an annual fee of $10,000 through May 18, 2011. Effective May 18, 2011, the annual fee for members of the Board was changed to £20,000 per annum (Messrs. Bucknall and Cormack and Ms. Hutter). Mr. Cormack also receives an additional $25,000 for serving as the Chairman of the Audit Committee of Aspen U.K. Ms. Hutter also receives £30,000 for serving as the Chair of AMAL and Mr. Bucknall receives £25,000 for serving as a director of AMAL. Mr. O’Flinn receives $30,000 for serving on the Board of Aspen Bermuda. Effective 2012, Mr. Cavoores will also receive an annual fee of $30,000 for providing additional support to our U.S. insurance operations.

Mr. Jones, our Chairman, received an annual fee of £200,000 for 2011. Effective in 2010, the Board changed the compensation terms for our Chairman; he is no longer eligible for consideration for an annual bonus and was granted a greater amount of RSUs, an increase from $200,000 to $500,000. The Board retained its right to vary the yearly grant of RSUs to the Chairman depending on market conditions, time commitment and performance of the Company. The Chairman is entitled to an annual grant of not less than $200,000 in RSUs. The Board approved the same compensation amounts for 2012. Mr. Jones also serves as Chairman of Aspen U.K. and is a member of Aspen U.K.’s audit committee, for which he receives no additional fees.

Non-Employee Directors Stock Option Plan.  At our annual general meeting of shareholders held on May 25, 2006, our shareholders approved the 2006 Stock Option Plan for non-employee directors of the Company (“2006 Stock Option Plan”) under which a total of 400,000 ordinary shares may be issued in relation to options granted under the 2006 Stock Option Plan. At our annual general meeting on May 2, 2007, the 2006 Stock Option Plan was amended and renamed the 2006 Stock Incentive Plan for Non-Employee Directors (the “Amended 2006 Stock Option Plan”) to allow the issuance of RSUs.

Following the annual general meeting of our shareholders, on May 25, 2006, the Board approved the grant of 4,435 options under the 2006 Stock Option Plan for each of the non-employee directors at the time. Eighty percent of the options granted to Ms. Hutter were issued to The Black Diamond Group LLC, of which she is the Chief Executive Officer. Messrs. Cavoores and Jones were not members of the Board at the time of grant and therefore did not receive any options until following their appointment. The exercise price is $21.96, the average of the high and low prices of the Company’s ordinary shares on the date of grant (May 25, 2006). Each of Messrs. Jones and Cavoores were granted 2,012 options on July 30, 2007, representing a pro rated amount of the options granted to the directors in 2006, as they joined the Board on October 30, 2006 and did not receive options in such year. The options vested on the third anniversary of the grant date.

Following the annual general meeting on May 2, 2007, the Board approved the grant of 1,845 RSUs under the Amended 2006 Stock Option Plan for each of our non-employee directors at the time, other than Mr. Jones, our Chairman. The date of grant of the RSUs was May 4, 2007 (being the day on which our close period ended following the release of our earnings). With respect to Ms. Hutter, 80% of the RSUs were issued to The Black Diamond Group LLC, of which she is the Chief Executive Officer. In addition, Mr. Ahamed was granted 847 RSUs on February 8, 2008, representing a pro rated amount of the RSUs granted to the directors in 2007, as he joined the Board on October 31, 2007 and did not receive any RSUs in such year. Subject to the director remaining on the Board, one-twelfth (1/12) of the RSUs vested on each one month anniversary of the date of grant, with 100% of the RSUs becoming vested on the first anniversary of the grant date. The shares under the RSUs were paid out on the first anniversary of the grant date. If a director leaves the Board for any reason other than “Cause” (as defined in the award agreement), then the director would receive the shares under the RSUs that had vested through the date the director leaves the Board. Subject to the terms of the award, all RSUs granted in 2007 have vested and were issued. In connection with Mr. Jones’ appointment as our Chairman, he was granted 7,380 ordinary shares with a grant date of May 4, 2007, one-third of which vested annually over a three-year period from the date of grant and are now fully vested and issued.

On April 30, 2008, the Board approved the grant of 1,913 RSUs under the Amended 2006 Stock Option Plan for each of our non-employee directors at the time, other than Mr. Jones, our Chairman. The date of grant of the RSUs was May 2, 2008 (being the day on which our close period ended following the release of our earnings). With respect to Ms. Hutter, 80% of the RSUs were issued to The Black Diamond Group LLC, of which she is the Chief Executive Officer. Subject to the director remaining on the Board, one-twelfth (1/12) of the RSUs vested on each one month anniversary of the date of grant, with 100% of the RSUs becoming vested on the first anniversary of the grant date. If a director leaves the Board for any reason other than “Cause” (as defined in the award agreement), then the director would receive the shares under the RSUs that have vested through the date the director leaves the Board. Subject to the terms of the award, all RSUs granted in 2007 have vested and were issued. Mr. Jones was granted 7,651 ordinary shares with a grant date of May 2, 2008, one-third of which vested annually over a three-year period from the date of grant and are now vested and issued.

On April 29, 2009, the Board approved the grant of 3,165 RSUs under the Amended 2006 Stock Option Plan for each of our non-employee directors at the time, other than Mr. Jones, our Chairman. The date of grant of the RSUs was May 1, 2009 (being the day on which our close period ended following the release of our earnings). With respect to Ms. Hutter, 80% of the RSUs were issued to The Black Diamond Group LLC, of which she is the Chief Executive Officer. Subject to the director remaining on the Board, one-twelfth (1/12)

of the RSUs vested on each one month anniversary of the date of grant, with 100% of the RSUs becoming vested on the first anniversary of the grant date. All RSUs which vested as of December 31, 2009 were issued as soon as practicable after year-end, with the remainder being issued on the first anniversary of the grant date. If a director leaves the Board for any reason other than “Cause” (as defined in the award agreement), then the director would receive the shares under the RSUs that have vested through the date the director leaves the Board. Mr. Jones was granted 8,439 ordinary shares with a grant date of May 1, 2009, one-third of which vests annually over a three-year period from the date of grant. Two-thirds of the grant is vested and issued.

On February 9, 2010, the Board approved the grant of 3,580 RSUs under the Amended 2006 Stock Option Plan to each of our non-employee directors, other than Mr. Jones, our Chairman. The Board increased the size of the grant from $75,000 to $100,000 for each non-executive director. The Board also approved a grant of 17,902 for Mr. Jones, our Chairman, in which they increased the size of the annual grant from $200,000 to $500,000. The Board also approved a change in the vesting schedule regarding Mr. Jones’ grant to be consistent with the vesting schedule of the grants awarded to the other non-executive directors, in which one-twelfth of the grant will vest on each one month anniversary of the date of grant. The date of grant of the RSUs was February 11, 2010 (being the day on which our close period ends following the release of our earnings). With respect to Ms. Hutter, 80% of the RSUs were issued to The Black Diamond Group LLC, of which she is the Chief Executive Officer. Subject to the director remaining on the Board, one-twelfth (1/12) of the RSUs vested on each one month anniversary of the date of grant, with 100% of the RSUs becoming vested on the first anniversary of the grant date.

On February 4, 2011, the Board approved the grant of 3,344 ($100,000) RSUs under the Amended 2006 Stock Option Plan to each of our non-employee directors, other than Mr. Jones, our Chairman. The Board also approved a grant of 16,722 for Mr. Jones, our Chairman, representing a grant of $500,000 per year. The date of grant of the RSUs is February 9, 2011 (being the day on which our close period ends following the release of our earnings). With respect to Ms. Hutter, 80% of the RSUs will be issued to The Black Diamond Group LLC, of which she is the Chief Executive Officer. Subject to the director remaining on the Board, one-twelfth (1/12) of the RSUs will vest on each one month anniversary of the date of grant, with 100% of the RSUs becoming vested on the first anniversary of the grant date. The shares under the RSUs will be paid out on the first anniversary of the grant date, however, all RSUs which vest as of December 31, 2011 will be issued as soon as practicable after year-end, with the remainder being issued on the first anniversary of the grant date. If a director leaves the Board for any reason other than “Cause”, then the director will receive the shares under the RSUs that have vested through the date the director leaves the Board.

On February 2, 2012, the Board approved the grant of 3,541 ($100,000) RSUs under the Amended 2006 Stock Option Plan to each of our non-employee directors, other than Mr. Jones, our Chairman and Mr. Pressman. The Board also approved a grant of 17,705 RSUs for Mr. Jones, our Chairman, representing a grant of $500,000 per year. The Board approved a grant of 4,284 RSUs for Mr. Pressman, representing a grant value of $121,000 to take into account his appointment since November 17, 2011 for which he had not received any RSUs. The date of grant of the RSUs is February 8, 2012 (being the day on which our close period ends following the release of our earnings). With respect to Ms. Hutter, 80% of the RSUs will be issued to The Black Diamond Group LLC, of which she is the Chief Executive Officer. Subject to the director remaining on the Board, one-twelfth (1/12) of the RSUs will vest on each one month anniversary of the date of grant, with 100% of the RSUs becoming vested on the first anniversary of the grant date. The shares under the RSUs will be paid out on the first anniversary of the grant date, however, all RSUs which vest as of December 31, 2012 will be issued as soon as practicable after year-end, with the remainder being issued on the first anniversary of the grant date. If a director leaves the Board for any reason other than “Cause”, then the director will receive the shares under the RSUs that have vested through the date the director leaves the Board.

Compensation Policies and Risk

Our compensation program, which applies to all employees including executive officers, is designed to provide competitive levels of reward that are responsive to group and individual performance, but that do not incentivize risk taking that is reasonably likely to have a material adverse effect on the Company.

In reaching our conclusion that our compensation practices do not incentivize risk taking that is reasonably likely to have a material adverse effect on the Company, we examined the various elements of our compensation programs and policies as well as (i) the potential risks that management and or individual underwriters can take to increase the Company’s results or the underwriting results of a particular line of business and (ii) risk mitigation controls. We believe that the most important mitigating factor for these risks is our risk culture, which is characterized by a top-down commitment to a disciplined process for the identification, measurement, management and reporting of risks. For example, as a company which provides catastrophe cover, one of the risks we face is having excessive natural catastrophe exposure, which if not managed would create a high ROE in a low catastrophe year and capital impairment in a year where excess catastrophe occurs. We manage this risk by having natural catastrophe tolerances approved by our Board as part of our annual business plan. Adherence to these limits is independently monitored and reported monthly by the Chief Risk Officer to management with any breaches of set tolerances being reported to the Risk Committee. Another example of risk mitigation controls relates to reserve adequacy. We manage this risk by restricting any proposals for reserve releases to the actuarial reserving team, who are independent of underwriting, which proposals are then considered and, if deemed appropriate, are recommended by the Reserve Committee. All reserve releases are subject to a quarterly review by the Audit Committee who may scrutinize and challenge these decisions. Finally, the Reserve Committee undergoes an independent actuarial annual audit. We also note that in making bonus determinations, our CEO takes into consideration risk data in addition to performance data. The risk data available to the CEO includes internal audit reviews, underwriting reviews and reports of compliance breaches. Therefore, if there is evidence of material breaches of our risk controls which has exposed us to excessive risks, it is likely that such individual would be adversely impacted in his or her compensation.

COMPENSATION COMMITTEE REPORT

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Our Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities Act with management.

Based on the review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K.

Compensation Committee

Richard Bucknall (Chair)
Albert Beer
Ian Cormack
Ronald Pressman

February 28, 2012

AUDIT COMMITTEE REPORT

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

This report is furnished by the Audit Committee of the board of directors with respect to the Company’s financial statements for the year ended December 31, 2011. The Audit Committee held four meetings in 2011.

The Audit Committee has established a Charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually and is updated as necessary.

The Company’s management is responsible for the preparation and presentation of complete and accurate financial statements. The Company’s independent registered public accounting firm, KPMG Audit Plc, is responsible for performing an independent audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit.

In performing its oversight role in connection with the audit of the Company’s financial statements for the year ended December 31, 2011, the Audit Committee has: (1) reviewed and discussed the audited financial statements with management; (2) reviewed and discussed with the independent registered public accounting firm the matters required by Statement of Auditing Standards No. 61, as amended; and (3) received the written disclosures and the letter from the independent registered public accounting firm and reviewed and discussed with the independent registered public accounting firm the matters required by the Public Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. Based on these reviews and discussions, the Audit Committee has determined its independent registered public accounting firm to be independent and has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the United States Securities and Exchange Commission (“SEC”) and for presentation to the shareholders at the 2012 Annual General Meeting.

Audit Committee

Ian Cormack (Chair)
Albert Beer
Richard Bucknall
Heidi Hutter
Peter O’Flinn

February 28, 2012

POLICY ON SHAREHOLDER PROPOSALS FOR DIRECTOR CANDIDATES
AND EVALUATION OF DIRECTOR CANDIDATES

The Board has adopted policies and procedures relating to director nominations and shareholder proposals, and evaluations of director candidates.

Submission of Shareholder Proposals.  Shareholder recommendations of director nominees to be included in the Company’s proxy materials will be considered only if received no later than the 120th calendar day before the first anniversary of the date of the Company’s proxy statement in connection with the previous year’s annual general meeting. The Company may in its discretion exclude such shareholder recommendations even if received in a timely manner. Accordingly, this policy is not intended to waive the Company’s right to exclude shareholder proposals from its proxy statement.

If shareholders wish to nominate their own candidates for director on their own separate slate (as opposed to recommending candidates to be nominated by the Company in the Company’s proxy), shareholder nominations for directors at the annual general meeting of shareholders must be submitted at least 90 calendar days before the annual general meeting of shareholders.

A shareholder who wishes to recommend a person or persons for consideration as a Company nominee for election to the Board should send a written notice by mail, c/o Company Secretary, Aspen Insurance Holdings Limited, 141 Front Street, Hamilton HM19, Bermuda, or by fax to 1-441-295-1829 and include the following information:

•	the name of each person recommended by the shareholder(s) to be considered as a nominee;

•	the name(s) and address(es) of the shareholder(s) making the nomination, the number of ordinary shares which are owned beneficially and of record by such shareholder(s) and the period for which such ordinary shares have been held;

•	a description of the relationship between the nominating shareholder(s) and each nominee;

•	biographical information regarding such nominee, including the person’s employment and other relevant experience and a statement as to the qualifications of the nominee;

•	a business address and telephone number for each nominee (an e-mail address may also be included); and

•	the written consent to nomination and to serving as a director, if elected, of the recommended nominee.

In connection with the Corporate Governance and Nominating Committee’s evaluation of director nominees, the Company may request that the nominee complete a Directors’ and Officers’ Questionnaire regarding such nominee’s independence, related parties transactions, and other relevant information required to be disclosed by the Company.

Minimum Qualifications for Director Nominees.  A nominee recommended for a position on the Board must meet the following minimum qualifications:

•	he or she must have the highest standards of personal and professional integrity;

•	he or she must have exhibited mature judgment through significant accomplishments in his or her chosen field of expertise;

•	he or she must have a well-developed career history with specializations and skills that are relevant to understanding and benefiting the Company;

•	he or she must be able to allocate sufficient time and energy to director duties, including preparation for meetings and attendance at meetings;

•	he or she must be able to read and understand financial statements to an appropriate level for the exercise of his or her duties; and

•	he or she must be familiar with, and willing to assume, the duties of a director on the Board of Directors of a public company.

Process for Evaluation of Director Nominees.  The Corporate Governance and Nominating Committee has the authority and responsibility to lead the search for individuals qualified to become members of the

Board to the extent necessary to fill vacancies on the Board or as otherwise desired by the Board. The Corporate Governance and Nominating Committee will identify, evaluate and recommend that the Board select director nominees for shareholder approval at the applicable annual meetings based on minimum qualifications and additional criteria that the Corporate Governance and Nominating Committee deems necessary, as well as the diversity and other needs of the Board. As vacancies arise, the Corporate Governance and Nominating Committee looks at the overall Board and assesses the need for specific qualifications and experience needed to enhance the composition and diversify the viewpoints and contribution to the Board.

The Corporate Governance and Nominating Committee may in its discretion engage a third-party search firm and other advisors to identify potential nominees for director. The Corporate Governance and Nominating Committee may also identify potential director nominees through director and management recommendations, business, insurance industry and other contacts, as well as through shareholder nominations.

The Corporate Governance and Nominating Committee may determine that members of the Board should have diverse experiences, skills and perspectives as well as knowledge in the areas of the Company’s activities.

Certain additional criteria for consideration as director nominee may include, but not be limited to, the following as the Corporate Governance and Nominating Committee sees fit:

•	the nominee’s qualifications and accomplishments and whether they complement the Board’s existing strengths;

•	the nominee’s leadership, strategic, or policy setting experience;

•	the nominee’s experience and expertise relevant to the Company’s insurance and reinsurance business, including any actuarial or underwriting expertise, or other specialized skills;

•	the nominee’s independence qualifications, as defined by NYSE listing standards;

•	the nominee’s actual or potential conflict of interest, or the appearance of any conflict of interest, with the best interests of the Company and its shareholders;

•	the nominee’s ability to represent the interests of all shareholders of the Company; and

•	the nominee’s financial literacy, accounting or related financial management expertise as defined by NYSE listing standards, or qualifications as an audit committee financial expert, as defined by SEC rules and regulations.

Shareholder Communications to the Board of Directors

The Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any one or more of the individual directors by mail, c/o Company Secretary, Aspen Insurance Holdings Limited, 141 Front Street, Hamilton HM19, Bermuda, or by fax to 1-441-295- 1829. All communications will be referred to the Board or relevant directors. Shareholders may also send e-mails to any of our directors via our website at www.aspen.co.

Board of Directors Policy on Directors’ Attendance at Annual General Meetings

Directors are expected to attend the Company’s annual general meeting of shareholders.

Compliance with Section 16(a) of the Exchange Act

The Company, as a foreign private issuer, is not required to comply with the provisions of Section 16 of the Exchange Act relating to the reporting of securities transactions by certain persons and the recovery of “short-swing” profits from the purchase or sale of securities.

BENEFICIAL OWNERSHIP

The following table sets forth information as of February 15, 2012 (including, in this table only, options that would be exercisable by April 15, 2012) regarding beneficial ownership of ordinary shares and the applicable voting rights attached to such share ownership in accordance with our bye-laws by:

•	each person known by us to beneficially own approximately 5% or more of our outstanding ordinary shares;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

As of February 15, 2012, 70,767,002 ordinary shares were outstanding.

	Number of Ordinary	Percentage of Ordinary
Name and Address of Beneficial Owner(1)	Shares(2)	Shares Outstanding(2)

BlackRock, Inc.(3)	5,401,646	7.63%
40 East 52nd Street
New York, NY 10022 U.S.A.
Greenlight Capital(4)	4,493,349	6.35%
140 East 45th Street, 24th Floor
New York, NY 10017 U.S.A.
Royce & Associates LLC(5)	3,571,332	5.05%
745 Fifth Avenue
New York, NY 10151 U.S.A.
Norges Bank (Central Bank of Norway)(6)	3,520,716	4.98%
Bankplassen 2, P.O. Box 1179 Sentrum
NO 0107, Oslo, Norway
Glyn Jones(7)	57,293	*
Christopher O’Kane(8)	1,356,572	1.88%
Richard Houghton(9)	70,284	*
Julian Cusack(10)	292,889	*
Mario Vitale(11)	28,298	*
John Cavoores(12)	11,521	*
Rupert Villers(13)	31,251	*
Liaquat Ahamed(14)	12,849	*
Richard Bucknall(15)	19,002	*
Ian Cormack(16)	61,192	*
Heidi Hutter(17)	104,114	*
Peter O’Flinn(18)	10,089	*
Albert Beer(19)	3,344	*
Ronald Pressman	—	*
All directors and executive officers as a group (21 persons)	2,692,907	3.68%

*	Less than 1%

(1)	Unless otherwise stated, the address for each director and officer is c/o Aspen Insurance Holdings Limited, 141 Front Street, Hamilton HM 19, Bermuda.

(2)	Represents the outstanding ordinary shares as at February 15, 2012, except for unaffiliated shareholders, whose information is disclosed as of the dates of their Schedule 13G noted in their respective footnotes. With respect to the directors and officers, includes ordinary shares that may be acquired within 60 days of February 15, 2012 upon (i) the exercise of vested options and (ii) awards issuable for ordinary shares, in each case, held only by such person. The percentage of ordinary shares outstanding reflects the amount outstanding as at February 15, 2012. However, the beneficial ownership for non-affiliates is as of the earlier dates referenced in their respective notes below. Accordingly, the percentage ownership may have changed following such Schedule 13G filings.

Our bye-laws generally provide for voting adjustments in certain circumstances.

(3)	As filed with the SEC on Schedule 13G on February 13, 2012 by BlackRock, Inc.

(4)	Based upon information contained in the Scheduled 13G filed on February 14, 2012 by (i) Greenlight Capital, L.L.C.; (ii) Greenlight Capital, Inc.; (iii) DME Management GP, LLC; (iv) DME Advisors, LP; (v) DME Capital Management, LP (“DME CM”); (vi) DME Advisors GP, LLC; and (vii) David Einhorn (collectively, the “Greenlight Entities”). This number consists of: (a) an aggregate of 1,496,864 shares of common stock held for the accounts of Greenlight Fund and Greenlight Qualified; (b) 1,830,508 shares of common stock held for the account of Greenlight Offshore; (c) 326,869 shares of common stock held for the account of Greenlight Gold; (d) 171,930 shares of common stock held for the account Greenlight Gold Offshore; and (e) 667,178 shares of common stock held by the Managed Account. Greenlight LLC is the general partner for Greenlight Fund and Greenlight Qualified. DME CM acts as investment manager for Greenlight Gold Offshore. DME GP is the general partner of DME Advisors and DME CM. The prinicipal business office of each of the Greenlight Entities is 140 East 45th Street, 24th Floor, New York, New York 10017. Pursuant to Rule 13d-4, each of the Greenlight Entities disclaims all such beneficial ownership except to the extent of their pecuniary interest in any shares of common stock, if applicable.

(5)	As filed with the SEC on Schedule 13G by Royce & Associates LLC on January 24, 2012.

(6)	As filed with the SEC on Schedule 13G by Norges Bank on July 5, 2011.

(7)	Represents 55,281 ordinary shares and 2,012 vested options.

(8)	Includes 72,910 ordinary shares, 1,179,140 ordinary shares issuable upon exercise of vested options, and 104,522 performance shares that vest upon filing of this report and are issuable, held by Mr. O’Kane.

(9)	Represents 16,131 ordinary shares, 12,158 ordinary shares issuable upon exercise of vested options, and 34,840 2009 performance shares and 7,155 2010 performance shares that vest upon filing of this report and are issuable, held by Mr. Houghton and his wife.

(10)	Represents 14,962 ordinary shares, 225,666 ordinary shares issuable upon exercise of vested options, and 52,261 performance shares that vest upon this filing and are issuable, held by Mr. Cusack.

(11)	Represents 28,298 RSUs, held by Mr. Vitale.

(12)	Represents 9,509 ordinary shares and 2,012 ordinary shares issuable upon exercise of vested options, held by Mr. Cavoores.

(13)	Represents 10,347 ordinary shares and 20,904 performance shares that vest upon filing of this report and are issuable, held by Mr. Villers.

(14)	Represents 12,849 ordinary shares held by Mr. Ahamed.

(15)	Represents 19,002 ordinary shares held by Mr. Bucknall.

(16)	Represents 16,017 ordinary shares and 45,175 ordinary shares issuable upon exercise of vested options held by Mr. Cormack.

(17)	Ms. Hutter, one of our directors, is the beneficial owner of 3,640 ordinary shares. As Chief Executive Officer of The Black Diamond Group, LLC, Ms. Hutter has shared voting and investment power over the 14,549 ordinary shares beneficially owned by The Black Diamond Group, LLC The business address of Ms. Hutter is c/o Black Diamond Group, 515 Congress Avenue, Suite 2220, Austin, Texas 78701. Ms. Hutter also holds vested options exercisable for 85,925 ordinary shares.

(18)	Represents 10,089 ordinary shares held by Mr. O’Flinn.

(19)	Represents 3,344 ordinary shares held by Mr. Beer.

The table below includes securities to be issued upon exercise of options granted pursuant to the Company’s 2003 Share Incentive Plan and the Amended 2006 Stock Option Plan as of December 31, 2011. The 2003 Share Incentive Plan, as amended, and the 2006 Stock Option Plan were approved by shareholders at our annual general meetings.

	A	B	C
Number of Securities
Remaining Available for
		Weighted-Average	Future Issuance Under
	Number of Securities to	Exercise of Price of	Equity Compensation
	Be Issued Upon Exercise	Outstanding	Plans (Excluding
	of Outstanding Options,	Options, Warrants and	Securities Reflected in
Plan Category	Warrants and Rights	Rights(1)	Column A)

Equity compensation plans approved by security holders	4,876,125	$10.14	1,797,677
Equity compensation plans not approved by security holders	—	—	—
Total	4,876,125	$10.14	1,797,677

(1)	The weighted average exercise price calculation includes option exercise prices between $16.20 and $27.52 plus outstanding RSUs and performance shares which have a $Nil exercise price.

PERFORMANCE GRAPH

The following information is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

The following graph compares cumulative return on our ordinary shares, including reinvestment of dividends of our ordinary shares, to such return for the S&P 500 Composite Stock Price Index and S&P’s Super Composite Property-Casualty Insurance Index, for the period commencing December 31, 2006 and ending on December 31, 2011, assuming $100 was invested on December 31, 2006. The measurement point on the graph below represents the cumulative shareholder return as measured by the last sale price at the end of each calendar month during the period from December 31, 2006 through December 31, 2011. As depicted in the graph below, during this period, the cumulative total return (1) on our ordinary shares was 12.4%, (2) for the S&P 500 Composite Stock Price Index was (1.2)% and (3) for the S&P Super Composite Property-Casualty Insurance Index was (21.7)%.

PROPOSAL FOR ELECTION OF DIRECTORS

(Proposal No. 1)

Proposal No. 1 calls for a vote FOR the re-election of Messrs. Julian Cusack and Glyn Jones as Class II directors of the Company and the election of Mr. Ronald Pressman as a Class III director of the Company at the Annual General Meeting. If elected, each director will serve until the Company’s Annual General Meeting of Shareholders in 2015 or until his successor is elected and qualified with the exception of Mr. Ronald Pressman who will serve until the Company’s Annual General Meeting of Shareholders in 2013 or until his successor is elected and qualified.

Biographical information relating to the directors under Proposal No. 1 is presented in this Proxy Statement under “Management — Board of Directors of the Company”.

Votes Required

Proposal No. 1 requires approval by the affirmative vote of a majority of the voting power of the votes cast at the Annual General Meeting, subject to our Bye-Laws 63 to 67.

THE BOARD RECOMMENDS VOTING “FOR” THE RE-ELECTION OF
NOMINEES AS CLASS II DIRECTORS AND THE ELECTION OF A NOMINEE
AS A CLASS III DIRECTOR.

RE-APPOINTMENT OF THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

Proposal No. 2 calls for a vote FOR the re-appointment of KPMG Audit plc (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and to authorize the Board of Directors through the Audit Committee to set the remuneration for the independent registered public accounting firm. On February 1, 2012, the Audit Committee selected, subject to appointment by the Company’s Shareholders, KPMG to continue to serve as independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2012. KPMG has served as the Company’s independent auditor since 2002.

Fees Billed to the Company by KPMG

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2011 and 2010 by KPMG, the Company’s principal accounting firm.

	Twelve Months Ended	Twelve Months Ended
	December 31, 2011	December 31, 2010
	($ in millions)

Audit Fees(a)	$2.4	$2.5
Audit-Related Fees(b)	0.4	0.2
Tax Fees(c)	—	0.2
All Other Fees(d)	—	—

Total Fees	$2.8	$2.9

(a)	Audit fees related to the audit of the Company’s financial statements for the twelve months ended December 31, 2011 and 2010, the review of the financial statements included in our quarterly reports on Form 10-Q during 2011 and 2010 and for services that are normally provided by KPMG in connection with statutory and regulatory filings for the relevant fiscal years.

(b)	Audit-related fees are fees related to assurance and related services for the performance of the audit or review of the Company’s financial statements (other than the audit fees disclosed above).

(c)	Tax fees are fees related to tax compliance, tax advice and tax planning services.

(d)	All other fees relate to fees billed to the Company by KPMG for all other non-audit services rendered to the Company.

The Audit Committee has considered whether the provision of non-audit services by KPMG is compatible with maintaining KPMG’s independence with respect to the Company and has determined that the provision of the specified services is consistent with and compatible with KPMG maintaining its independence. The Audit Committee approved all services that were provided by KPMG.

Votes Required

Proposal No. 2 requires approval by the affirmative vote of a majority of the voting power of the votes cast at the Annual General Meeting, subject to our Bye-Laws 63 to 67.

THE BOARD RECOMMENDS VOTING “FOR” THE APPOINTMENT OF
KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM AND TO AUTHORIZE THE BOARD OF DIRECTORS THROUGH THE AUDIT COMMITTEE TO SET THE REMUNERATION FOR KPMG.

Neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual General Meeting of Shareholders and this Proxy Statement. If any other business should come properly before the meeting, or any adjournment thereof, the proxyholders will vote on such matters according to their best judgment.

By Order of the Board of Directors,

Patricia Roufca
Secretary

Hamilton, Bermuda
March 16, 2012
* * * * * * *

The Annual Report on Form 10-K, including financial statements for the fiscal year ended December 31, 2011, has been posted on the “Investor Relations” page of our website at www.aspen.co. The Annual Report does not form any part of the material for the solicitation of proxies. Our process for distribution of our proxy materials and the content of this Proxy Statement differ in some respects from the distribution of proxy materials by a U.S. domestic issuer and the content of a proxy statement required to be filed by a U.S. domestic issuer because the Company is a “foreign private issuer”. Certain additional information relating to the Company may be found in its Annual Report on Form 10-K for the year ended December 31, 2011. Upon written request of a Shareholder, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K, as filed with the SEC. If you would like a copy of the Annual Report on Form 10-K, please contact Aspen Insurance U.S., 590 Madison Avenue, 7th Floor, New York, NY 10001, Attn: Senior Vice President, Investor Relations. In addition, financial reports and recent filings with the SEC, including the Annual Report on Form 10-K, are available on the Internet at http://www.sec.gov. Company information is also available on the Internet at http://www.aspen.co.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Aspen Insurance
Holdings Limited

INTERNET
http://www.proxyvoting.com/ahl
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
18951-1
▼ FOLD AND DETACH HERE ▼
The Board of Directors recommends a vote “FOR” each proposal listed below.

Please mark your votes as indicated in this example	☒
Please see description of proposals on bottom portion of this card.

		For	Withhold All	For All Except
Proposal 1	To re-elect (01) Mr. Julian Cusack and (02) Mr. Glyn Jones as Class II directors of the Company and to elect (03) Mr. Ronald Pressman as a Class III director of the Company.	☐	☐	☐

		For	Against	Abstain
Proposal 2
To re-appoint KPMG Audit plc (“KPMG”), London, England, to act as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and to authorize the Company’s Board through the Audit Committee to set the remuneration for KPMG.
		☐	☐	☐

To withhold authority for any individual nominee under Proposal 1, write the number of each nominee you wish to withhold on the line(s) below:

Mark Here for Address Change or Comments SEE REVERSE	☐

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Date	Signature	Date

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
▼ FOLD AND DETACH HERE ▼
ASPEN INSURANCE HOLDINGS LIMITED
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 25, 2012
     The undersigned hereby appoints Christopher O’Kane and Julian Cusack, jointly and severally, as proxies of the undersigned, with full power of substitution and with the authority in each to act in the absence of the other, to vote on behalf of the undersigned, all Ordinary Shares of the undersigned at the Annual General Meeting of Shareholders to be held on April 25, 2012, and at any adjournment thereof, upon the subjects described in the letter furnished herewith, subject to any directions indicated below.
     Your vote is important! Please complete, date, sign and return this form to Aspen Insurance Holdings Limited, c/o Shareowner Services, P.O. Box 3550, South Hackensack, NJ 07606-9250, in the accompanying envelope.
     This proxy when properly signed will be voted in accordance with the instructions, if any, given hereon. If this form of proxy is properly signed and returned but no direction is given, the proxy will vote FOR each proposal listed below and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the Annual General Meeting.
     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 25, 2012.
     The proxy statement and annual report to security holders are available at http://www.aspen.co.
Address Change/Comments
(Mark the corresponding box on the reverse side)

                    (Continued on reverse side)
SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
WO#
18951-1